The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Filed Pursuant to Rule 424(b)(5)
Registration No. 333-224329
SUBJECT TO COMPLETION, DATED JUNE 4, 2020
PRELIMINARY PROSPECTUS SUPPLEMENT (To the Prospectus dated April 18, 2018)
The Bank of N.T. Butterfield & Son Limited

$
% Fixed to Floating Rate Subordinated Notes due 2030
The Bank of N.T. Butterfield & Son Limited (the “Bank”) is offering $    aggregate principal amount of    % Fixed to Floating Rate Subordinated Notes due 2030 (the “Notes”). From and including    , 2020, to, but excluding    , 2025, we will pay interest on the Notes semi-annually in arrears on each     and     at a fixed annual interest rate equal to    %. From and including ,    2025, to, but excluding the maturity date or earlier redemption date, the interest rate will reset quarterly to an annual interest rate equal to a benchmark rate (which is expected to be Three-Month Term SOFR (as defined herein)) plus a spread of     basis points, payable quarterly in arrears on each    ,   ,    and of each year. The Notes will mature on    , 2030, if not previously redeemed. Notwithstanding the foregoing, in the event that the benchmark rate is less than zero, then the benchmark rate shall be deemed to be zero.
The Notes will be issued pursuant to an indenture, dated as of May 24, 2018, between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the second supplemental indenture, to be dated as of    , 2020, between us and the Trustee (the “Indenture”).
We may, at our option, with the prior approval of the Bermuda Monetary Authority (the “BMA”), beginning with the interest payment date of    , 2025 and on any interest payment date thereafter, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to but excluding the date of redemption. The Notes will not otherwise be redeemable by us prior to maturity, unless certain events occur, as described under “Description of the Notes — Redemption” in this prospectus supplement.
The Notes will be unsecured subordinated obligations of the Bank and will rank junior in right of payment to all of the Bank’s existing and future senior indebtedness, including its deposits, as described under “Description of the Notes — Ranking; Subordination” in this prospectus supplement. The Notes will be structurally subordinated to all of the existing and future indebtedness and other obligations of the Bank’s subsidiaries. The Notes will not be guaranteed by any of the Bank’s subsidiaries. There is no sinking fund for the Notes.
We intend to apply to list the Notes on the Bermuda Stock Exchange (the “BSX”) under the symbol “NTBBH2.BH”.
	Per Note	Total
Public offering price(1)%		$
Underwriting discounts and commissions	%	$
Proceeds, before expenses, to us	%	$
(1)	Plus accrued interest, if any, from the original issue date.
Investing in the Notes involves a high degree of risk, including that the interest rate on the Notes during the floating rate period may be determined based on a rate other than Three-Month Term SOFR. We urge you to carefully read the risk factors beginning on page S-8 of this prospectus supplement and in our annual report on Form 20-F for the fiscal year ended December 31, 2019, which is incorporated by reference herein.
The enforcement by investors of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that we are a Bermuda company, that many of our directors and officers, and some of the named experts referred to in this prospectus supplement, may not be residents of the United States, and that all or a substantial portion of our assets and the assets of such persons may be located outside the United States.
The Notes are not savings accounts or deposits and are not insured by the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of the United States, Bermuda or any other jurisdiction.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representations to the contrary is a criminal offense.
The permission of the BMA may be required, pursuant to the provisions of the Exchange Control Act 1972 and related regulations, for issuances and transfers of securities (which can include notes) of Bermuda companies to or from a non-resident of Bermuda for exchange control purposes, other than in cases where the BMA has granted a general permission. The BMA, in its notice to the public dated June 1, 2005, has granted a general permission for the issue and subsequent transfer of any securities (which includes the Notes) of a Bermuda company from and/or to a non-resident of Bermuda for exchange control purposes, other than “Equity Securities” (which the Notes are not) of such company. In granting the general permission, the BMA does not accept any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus supplement.
The underwriters expect to deliver the Notes to purchasers in book entry form through the facilities of The Depository Trust Company (which, along with its successors, we refer to as “DTC”) for the accounts of its participants, including Clearstream Banking, S.A. and Euroclear Bank, S.A./N.V., as operator of the Euroclear system, against payment therefor in immediately available funds, on or about      , 2020.
Sole Book-Running Manager
Keefe, Bruyette & Woods
       A Stifel Company
Co-Manager
Barclays
Prospectus Supplement dated    , 2020

We have not, and the underwriters have not, authorized any other person to provide you with information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein, and any free writing prospectus we may authorize to be delivered to you is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.
S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference”. If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.
The distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized, and the offering of the Notes in certain jurisdictions may be restricted by law. Persons who come into possession of this prospectus supplement, the accompanying prospectus or any free writing prospectus we have authorized must inform themselves about, and observe any such restrictions. This prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.
It is important for you to read and consider all of the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein in making your investment decision. To understand the offering fully and for a more complete description of the offering, you should read this entire document carefully, including particularly the “Risk Factors” section beginning on page S-8 of this prospectus supplement and in our annual report on Form 20-F for the fiscal year ended December 31, 2019 (the “Annual Report on Form 20-F”), which is incorporated herein by reference. You also should read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference”.
Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement to “we”, “us”, “our”, the “Company” or the “Group” or similar references mean The Bank of N.T. Butterfield & Son Limited and its consolidated subsidiaries and all references in this prospectus supplement to “Butterfield” or the “Bank” means The Bank of N.T. Butterfield & Son Limited without any of its subsidiaries, unless the context otherwise requires.
References to “BMD”, “BM$”, or “Bermuda Dollars” are to the lawful currency of Bermuda, and “USD”, “US$”, “$” and “US Dollars” are to the lawful currency of the United States of America. The Bermuda Dollar is pegged to the US Dollar on a one-to-one basis and therefore BM$1.00 = US$1.00.
S-ii

SUMMARY
The following summary highlights selected information contained elsewhere in this prospectus supplement, and should be read together with the information contained in other parts of this prospectus supplement and the accompanying prospectus. This summary does not contain all the information you will need to make your investment decision. You should read carefully this entire prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein before making your investment decision. This prospectus supplement provides you with a general description of the Company, the Notes issuable under this prospectus supplement and the offering. The accompanying prospectus, including exhibits to the prospectus, provides additional information about us and the Notes.
About The Bank of N.T. Butterfield & Son Limited
We are a full service bank and wealth manager headquartered in Hamilton, Bermuda. We operate our business through three geographic segments: Bermuda, the Cayman Islands, and the Channel Islands and the United Kingdom (the “UK”). We offer banking services, comprised of retail and corporate banking, treasury services, and wealth management, which consists of investment management, advisory and brokerage services, trust, estate, and company management in both our Bermuda and Cayman Islands segments, as well as custody services in our Bermuda segment. The Channel Islands and the UK segment include the jurisdictions of Guernsey and Jersey (Channel Islands), and the UK. In the Channel Islands, we provide a broad range of services to private clients and financial intermediaries, including private banking and treasury services, internet banking, wealth management and fiduciary services. In the UK, we provide mortgage services for high-value residential properties. We also have operations in The Bahamas, Canada, Mauritius, Singapore and Switzerland. As of March 31, 2020, we had total assets of $13.197 billion.
On July 15, 2019, we completed the acquisition of ABN AMRO (Channel Islands) Limited (“ABN AMRO Channel Islands”), via one of the Bank's subsidiaries, Butterfield Bank (Guernsey) Limited for an aggregate purchase price of £160.7 million ($201.1 million). ABN AMRO Channel Islands offers banking, investment management and custody products in Jersey and Guernsey to three distinct client groups: trusts, private clients and funds.
We are a company incorporated under the laws of Bermuda, incorporated on October 22, 1904, pursuant to the N.T. Butterfield & Son Bank Act, 1904. We are registered with the Registrar of Companies in Bermuda under registration number 2106. Our registered office and principal executive offices are located at 65 Front Street, Hamilton, HM 12, Bermuda. Our agent for service of process in the United States is CT Corporation System, 111 Eighth Avenue, New York, New York 10011. Our telephone number is (441) 295-1111. We maintain a website at www.butterfieldgroup.com. Neither this website nor the information on or accessible through this website is included or incorporated in, or is a part of, this prospectus supplement.
For a complete description of our business, financial condition, results of operations and other important information, we refer you to our filings with the U.S. Securities and Exchange Commission (the “SEC”) that are incorporated by reference in this prospectus supplement and the accompanying prospectus, including the Annual Report on Form 20-F and our Report on Form 6-K, filed with the SEC on June 4, 2020, containing the audited consolidated financial statements of Butterfield Bank (Channel Islands) Limited (formerly ABN AMRO (Channel Islands) Limited) for the year ended December 31, 2018, the unaudited interim consolidated financial statements of Butterfield Bank (Channel Islands) Limited (formerly ABN AMRO (Channel Islands) Limited) for the six months ended June 30, 2019, and unaudited pro forma condensed combined financial information for The Bank of N.T. Butterfield & Son Limited and Butterfield Bank (Channel Islands) Limited (formerly ABN AMRO (Channel Islands) Limited) for the year ended December 31, 2019. For instructions on how to find copies of these documents, see “Where You Can Find More Information”.

Risk Factors
Investing in the Notes involves significant risks. You should carefully consider the information under “Risk Factors” beginning on page S-8 of this prospectus supplement and under “Risk Factors” in the Annual Report on Form 20-F, as well as all other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.
The Offering
Issuer
The Bank of N.T. Butterfield & Son Limited
Securities Offered
$   aggregate principal amount of  % Fixed to Floating Rate Subordinated Notes due 2030
Denomination
$1,000 minimum denominations and $1,000 integral multiples thereof.
Public Offering Price
   % of the principal amount, plus accrued interest, if any, from , 2020.
Maturity Date
   , 2030 (the “Maturity Date”)
Interest Rate
From and including the date of original issuance to, but excluding,   , 2025 or the date of earlier redemption (the “fixed rate period”), the Notes will bear interest at a fixed rate of    % per annum, payable semi-annually in arrears     on and     of each year (each, a “fixed rate interest payment date”), commencing on , 2020. The last fixed rate interest payment date for the fixed rate period will be    , 2025.
From and including    , 2025 to, but excluding, the Maturity Date or the date of earlier redemption (the “floating rate period”), the Notes will bear interest at a floating rate per annum equal to the Benchmark rate (which is expected to be Three-Month Term SOFR) plus a spread of     basis points. For each quarterly interest period during the floating rate period, interest will be payable quarterly in arrears on   ,   ,   and     of each year (each, a “floating rate interest payment date” and, together with the fixed rate interest payment dates, the “interest payment dates”), commencing on , 2025. Notwithstanding the foregoing, if the Benchmark rate is less than zero, the Benchmark rate shall be deemed to be zero.
Interest on the Notes during the fixed rate period will be computed on the basis of a 360-day year of twelve 30-day months and interest during the floating rate period will be calculated based upon the actual number of days during the period divided by 360 days.
If the Bank (or its designee), as calculation agent, determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined under

“Description of the Notes”) have occurred with respect to Three-Month Term SOFR, then the provisions under “Description of the Notes—Effect of Benchmark Transition Event,” which are referred to herein as the “benchmark transition provisions,” will thereafter apply to all determinations of the interest rate on the Notes for each interest period during the floating rate period. In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on the Notes for each interest period during the floating rate period will be an annual rate equal to the Benchmark Replacement (as defined under “Description of the Notes”) plus     basis points.
Ranking; Subordination
The Notes are subordinated and:
•
will rank junior in right of payment and upon the Bank’s liquidation to all of the Bank’s existing and future Senior Indebtedness (including its deposits), as described under “Description of the Notes — Ranking; Subordination” in this prospectus supplement;

•	will rank junior in right of payment and upon the Bank’s liquidation to any of the Bank’s existing and all of the Bank’s future general creditors;
•
will rank equal in right of payment and upon the Bank’s liquidation with all of the Bank’s outstanding unsecured subordinated indebtedness and any future subordinated indebtedness that the Bank may offer from time to time that does not, by its terms, rank junior to the Notes;

•
will rank senior in right of payment and upon the Bank’s liquidation to any of the Bank’s indebtedness the terms of which provide that such indebtedness ranks junior in right of payment to note indebtedness such as the Notes; and

•
will be effectively subordinated to the Bank’s future secured indebtedness to the extent of the value of the collateral securing such indebtedness, and structurally subordinated to the existing and future indebtedness of the Bank’s subsidiaries, including liabilities to general creditors and liabilities arising during the ordinary course of business or otherwise.

As of March 31, 2020, on a consolidated basis, our outstanding indebtedness and other liabilities totaled approximately $12.217 billion, which included approximately $11.753 billion of deposit liabilities and $144 million of outstanding unsecured subordinated indebtedness that will rank equally with the Notes.

The Notes and the Indenture will not limit the amount of additional indebtedness the Bank or its subsidiaries may incur.
Optional Redemption
We may, at our option, with the prior approval of the BMA, beginning with the interest payment date of    , 2025 and on any scheduled interest payment date thereafter, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but excluding, the date of redemption. The Notes will not otherwise be redeemable by us prior to maturity, unless certain events (including certain changes in tax law) occur, as described under “Description of the Notes — Redemption” in this prospectus supplement.
Additional Amounts
Subject to certain exceptions and limitations, we will pay such additional amounts (as defined in “Description of the Notes — Additional Amounts”) on the Notes as may be necessary to ensure that the net amounts received by each holder of a Note after all withholding or deductions, if any, shall equal the amount of principal (and premium, if any) and interest which such holder would have received in respect of such Note in the absence of such withholding or deduction. See “Description of the Notes — Additional Amounts” in this prospectus supplement.
Use of Proceeds
We intend to use the net proceeds from this offering for general corporate purposes, which may include the repayment of a portion or all of our outstanding unsecured subordinated indebtedness. See “Use of Proceeds” in this prospectus supplement.
Events of Default; Limited Rights of Acceleration
We refer to the occurrence of certain events of bankruptcy, insolvency, special resolution or reorganization relating to the Bank as “events of default”. In the case of an event of default, the principal of, and accrued and unpaid interest on, the Notes will become immediately due and payable without any action of the Trustee or the holders of the Notes. In the event of such an acceleration of the maturity of the Notes, all of the Bank’s obligations to holders of its Senior Indebtedness will be entitled to be paid in full before any payment or distribution, whether in cash, securities or other property, can be made on account of the principal of, or accrued and unpaid interest on, the Notes. Neither the Trustee nor the holders of the Notes may act to accelerate the maturity of the Notes if we fail to pay principal or interest on the Notes, or if we breach any covenant or warranty under the Notes or the Indenture relating to the Notes. See “Description of the Notes — Events of Default; Limited Rights of Acceleration” in this prospectus supplement.
Sinking Fund
None.
Additional Notes
We may from time to time, without notice to or consent of the holders, increase the aggregate principal amount of the Notes outstanding by issuing additional notes in the future with the same terms as the Notes, except for the issue date, the offering price and the first interest payment date, and such additional notes may be consolidated with the Notes issued in this offering and form a single series; provided that if any such additional notes are not fungible with the Notes for United States federal income tax purposes, such additional notes will have a separate CUSIP or other identifying number.
Listing
We intend to list the Notes on the BSX under the symbol “NTBBH2.BH”.
Governing Law
The Notes and the Indenture will be governed by the laws of the State of New York.
Trustee
The Bank of New York Mellon Trust Company, N.A.
Calculation Agent
Prior to the commencement of the floating rate period, we will appoint a calculation agent to determine the interest for the Notes during the floating rate period. We will act as the initial calculation agent.
Global Note; Book-Entry System
The Notes will initially be issued in book-entry form without interest coupons. The Notes will be evidenced by a global note deposited with the Trustee, as custodian for DTC, and registered in the name of DTC or a nominee of DTC. Beneficial interests in the global note will be shown on, and transfers of those beneficial interests can only be made through, records maintained by DTC and its participants.
Tax Considerations
You should carefully review the section “Certain Material Tax Considerations” in this prospectus supplement and discuss the tax consequences of your particular situation with your tax advisor.

SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION
The summary of operations, selected balance sheet balances and selected financial ratios for the years ended (or as of, as applicable) December 31, 2017, 2018 and 2019 have been derived from the audited financial statements included in our annual reports on Form 20-F filed with the SEC, which are incorporated by reference herein. The summary of operations and selected financial ratios for the three-month periods ended March 31, 2019 and 2020, and the selected balance sheet balances as of March 31, 2020, have been derived from our unaudited financial statements for the three months ended March 31, 2020, included as Exhibit 99.2 to our Report on Form 6-K, filed with the SEC on April 30, 2020 and incorporated herein. See “Incorporation of Certain Information by Reference”. You should read the selected consolidated financial data presented in the following tables together with our financial statements and related notes included in the documents incorporated by reference herein. Our historical results are not necessarily indicative of the results to be expected in the future, and results for the three-month period ended March 31, 2020 are not necessarily indicative of the results to be expected for the full year ending December 31, 2020.
	March 31,		December 31,
(in millions of $, unless indicated otherwise)	2020	2019	2019	2018	2017
Summary of Operations
Total interest income	102.4	99.2	405.1	367.6	305.6
Total interest expense	14.8	11.2	59.4	24.6	15.9
Net interest income before provisions for credit losses	87.6	88.0	345.7	343.0	289.7
Provision for credit recoveries (losses)	(5.2)	−	0.2	7.0	5.8
Net interest income after provisions for credit losses	82.4	88.0	345.9	350.0	295.6
Total non-interest income	47.6	43.4	184.0	168.7	157.8
Total other gains (losses)	(0.6)	1.8	2.8	(0.9)	1.3
Total net revenue	129.4	133.1	532.6	517.8	454.7
Total non-interest expense	(88.1)	(80.9)	356.9	321.3	300.3
Net income before income taxes	41.3	52.2	175.7	196.5	154.3
Income tax benefit (expense)	(1.0)	(0.1)	1.4	(1.3)	(1.1)
Net income	40.3	52.1	177.1	195.2	153.3
Earnings per common share from continuing operations (in US$)
Basic	0.77	0.97	3.33	3.55	2.82
Diluted	0.77	0.96	3.30	3.50	2.76
Cash Dividends declared per common share (in BM$)	0.44	0.44	1.76	1.52	1.28
	March 31,	December 31,
Selected Balance Sheet balances	2020	2019	2018	2017
Total assets	13,197.4	13,921.6	10,773.2	10,779.2
Cash due from banks	1,978.2	2,550.1	2,053.9	1,535.1
Securities purchased under agreements to resell	192.3	142.3	27.3	178.8
Short-term investments	1,047.6	1,218.4	52.3	250.0
Investment in securities	4,537.7	4,436.4	4,255.4	4,706.2
Loans, net of allowance for credit losses	5,001.0	5,142.6	4,043.9	3,776.9
Total deposits	11,752.8	12,441.6	9,452.2	9,536.5
Long-term debt	143.5	143.5	143.3	117.0
Total shareholders' equity(1)(2)	980.5	963.7	882.3	822.9
Common shares outstanding (number)(2)	52.0	53.0	55.4	54.7
(1)
The number of outstanding awards of unvested common shares was 0.9 million as of December 31, 2019, December 31, 2018 and December 31, 2017. Only awards for which the sum of 1) the expense that will be recognized in the future (i.e., the unrecognized expense) and 2) its exercise price, if any, was lower than the average market price of the Bank‘s common shares were considered dilutive and, therefore, included in the computation of diluted earnings per share.

(2)	Figures reflect the retirement of 2,928,788 shares during the year ended December 31, 2019.

	March 31,		December 31,
	2020	2019	2019	2018	2017
Select financial ratios (in %, unless otherwise indicated)
Return on average common shareholders' equity(1)	16.6	23.7	19.1	23.1	19.9
Return on average assets(2)	1.2	1.9	1.4	1.8	1.4
Net interest margin(3)	2.63	3.31	2.86	3.25	2.73
Efficiency margin(4)	64.1	60.6	66.4	61.8	66.2
Fee income ratio(5)	36.6	33.0	34.7	32.5	34.8
Total capital ratio(6)	19.8	22.0	19.4	22.4	19.9
Tangible common equity/tangible assets(7)	6.8	7.1	6.3	7.5	7.1
Non-accrual ratio(8)	1.1	1.3	1.0	1.2	1.2
Non-performing loan ratio(9)	0.5	0.4	1.3	1.4	1.3
Net charge-off ratio(10)	—	—	—	0.1	0.1
(1)
Return on average common shareholders’ equity (“ROE”) measures profitability revealing how much profit is generated with the money invested by common shareholders. ROE represents the amount of net income to common shareholders as a percentage of average common equity and calculated as net income to common shareholders / average common equity. Net income to common shareholders is net income for the full fiscal year, before dividends paid to common shareholders but after dividends to preference shareholders. Average common equity does not include the preference shareholders’ equity.

(2)
Return on average assets (“ROA”) is an indicator of profitability relative to average total assets and is intended to demonstrate how efficient management is at using the assets to generate earnings. The ROA ratio is calculated as net income / average total assets.

(3)
Net interest margin (“NIM”) is a performance metric that examines how successful the Bank’s investment decisions are compared to its cost of funding assets and is expressed as net interest income as a percentage of average interest-earning assets. NIM is calculated as net interest income before provision for credit losses / average interest-earning assets. Net interest income is the interest earned on cash due from banks, investments, loans and other interest earning assets minus the interest paid for deposits, short-term borrowings and long-term debt. The average interest-earning assets is calculated using daily average balances of interest-earning assets.

(4)
Efficiency margin is a non-GAAP financial measure. Efficiency margin is an indicator used to assess operating efficiencies and is intended to demonstrate how efficiently management is controlling expenses relative to generating revenues. The efficiency margin is calculated by taking non-interest expenses as a percentage of total net revenue before total other gains (losses) and provisions for credit losses, and is calculated as (non-interest expense - amortization of intangible assets) / (total non-interest income + net interest income before provision for credit losses). For more information on the non-GAAP financial measures, see “— Reconciliation of Non-GAAP Financial Measures” in the Annual Report on Form 20-F incorporated by reference herein.

(5)
The fee income ratio is a measure used to determine the proportion of revenues derived from non-interest income sources. The ratio is calculated as non-interest income / (non-interest income + net interest income after provision for credit losses).

(6)
The total capital ratio measures the amount of the Bank’s capital in relation to the amount of risk it is taking. All banks must ensure that a reasonable proportion of their risk is covered by permanent capital. Under Basel III as implemented by the BMA for 2019, we must maintain a total capital ratio of 16.3%.

(7)
The tangible common equity/tangible assets (“TCE/TA”) ratio is a non-GAAP financial measure. The TCE/TA ratio is a measure used to determine how significant of an unexpected loss can be incurred by the Bank before other forms of capital, other than common equity, are impacted. The TCE/TA ratio is calculated as (common equity - intangible assets - goodwill) / tangible assets. Tangible common equity does not include the preference shareholders’ equity or goodwill and intangible assets. Tangible assets are the Bank's total assets from continuing operations less goodwill and intangibles. For more information on the non-GAAP financial measures, see “— Reconciliation of Non-GAAP Financial Measures” in the Annual Report on Form 20-F incorporated by reference herein.

(8)
The non-accrual (“NACL”) ratio is an indicator used to assess the credit performance of the Bank’s loan portfolio by calculating the non-accrual loans as a percentage of loans. The NACL ratio is calculated as gross non-accrual loans / gross total loans. Note the reference to gross implies the amounts prior to loan allowances for credit losses.

(9)
The non-performing loan (“NPL”) ratio is an indicator used to assess the credit performance of the Bank's loan portfolio by calculating the non-performing loans as a percentage of loans. The NPL ratio is calculated as total gross non-performing loans / total gross loans.

(10)
The net charge-off (“NCO”) ratio is an indicator used to assess the net credit loss of the Bank's loan portfolio by calculating the net charge-offs as a percentage of average total loans. The NCO ratio is calculated as net charge-off expense / average total loans. Average total loan is calculated as the average of the month-end asset balances during the relevant period.

RISK FACTORS
Investing in the Notes involves a high degree of risk. You should carefully review the risks and uncertainties set out herein and incorporated by reference in this prospectus supplement. The risks described in these documents are not the only ones we face, but those that we currently consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. Please also read carefully the section below entitled “Cautionary Statement Regarding Forward-Looking Statements”.
Risks Related to the Notes
The Notes will be unsecured and subordinated to the Bank’s existing and future Senior Indebtedness (including its deposits), and we may be precluded from making payments on the Notes in certain circumstances.
The Notes will be unsecured, subordinated obligations of the Bank and will rank junior in right of payment to all of the Bank’s existing and future Senior Indebtedness (as defined in “Description of the Notes — Ranking; Subordination” in this prospectus supplement), including the Bank’s deposits. Therefore, in the event of our bankruptcy, liquidation or dissolution, our assets must be used to pay off our obligations to holders of our Senior Indebtedness in full before any payments may be made on the Notes.
The Notes and the Indenture will not limit the amount of additional indebtedness the Bank or its subsidiaries may incur, including secured debt and other debt that ranks senior in priority of payment to the Notes. Accordingly, in the future, we may incur other indebtedness, including secured debt and other debt, that ranks senior in priority of payment to the Notes, and indebtedness that ranks equally with the Notes, as applicable. Any additional indebtedness and liabilities that we may incur in the future may adversely affect our ability to pay our obligations on the Notes.
As a consequence of the subordination of the Notes to the Bank’s existing and future Senior Indebtedness, an investor in the Notes may lose all or some of its investment if the Bank becomes subject to any insolvency or similar proceeding, or in the case of any liquidation or other winding-up of or relating to the Bank, to the extent applicable. In such an event, the Bank’s assets would be available to pay the principal of, and any accrued and unpaid interest on, the Notes only after all Senior Indebtedness have been paid in full. In such an event, any other general, unsecured obligations that do not constitute Senior Indebtedness, depending upon their respective priority or preferences, will share pro rata in the Bank’s remaining assets after it has paid all Senior Indebtedness in full.
For more information, see “Description of the Notes — Ranking; Subordination” below.
The Notes are the Bank’s obligations and not obligations of its subsidiaries.
The Notes are exclusively the Bank’s obligations and not those of its subsidiaries. The Bank’s subsidiaries are separate and distinct legal entities. Any right the Bank has to receive assets of any of its subsidiaries upon their liquidation or reorganization and the resulting right of the holders of the Notes to participate in those assets will be effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that the Bank is recognized as a creditor of the subsidiary, in which case the Bank’s claims would be subordinated to any security interests in the assets of the subsidiary granted to another creditor (to the extent of the value of the assets securing such claims) and any obligations of the subsidiary senior to the obligations of the subsidiary held by the Bank.
The Notes contain limited events of default and the remedies available thereunder are limited.
As described in “Description of the Notes — Events of Default; Limited Rights of Acceleration”, the Notes contain limited events of default and remedies. We intend to treat the Notes as “Tier 2 capital” pursuant to the Basel III global regulatory framework issued by the Basel Committee on Banking Supervision of the Bank for International Settlements, as interpreted and applied by the BMA. The BMA has provided confirmation that the Notes will be treated as Tier 2 capital for the full term of the Notes, based on the Notes having a stated maturity in excess of five years (along with subordination ranking and liquidation rights similar to those of the Bank’s previous subordinated debt issuances) and their issuance not being required in order for the Bank to meet its current minimum capital requirements.

Under the “Basel III for Bermuda Banks November 2017 Rule Update” issued by the BMA, an additional condition of Tier 2 eligibility is the inclusion of a clear and unequivocal provision (acceptable to the BMA) requiring the elimination of the Tier 2 capital instrument or its conversion to common equity at the point of non-viability of the Bank as determined by the BMA (the “Conversion Requirement”). The BMA has expressly waived the Conversion Requirement in respect of the Notes, and has provided confirmation that they will not require the Notes to comply with the Conversion Requirement at any time during the contractual term of the Notes. Although the BMA has provided confirmation that the Notes will be treated as Tier 2 capital for the full term of the Notes, it is possible that, as a result of an exercise by the BMA or the Minister of Finance of their powers under the Special Resolution Act (as defined and described below under “Regulations and certain provisions of Bermuda law may restrict our ability to pay the principal of, and accrued and unpaid interest on, the Notes, regardless of whether we are the subject of an insolvency proceeding”), or any future rulemaking or interpretations by any appropriate bank regulatory agency or instrumentality, the Notes may not satisfy the criteria for Tier 2 capital (or its equivalent) within the meaning of the regulatory capital adequacy requirements to which the Bank is subject. If, as a result of any such exercise of power, rulemaking or interpretations, the Notes then outstanding are no longer entitled to be treated as Tier 2 capital (or its equivalent), we may, without consent of the holders of the Notes, redeem the Notes (as further described below under “The Notes are subject to early redemption, which may limit the ability of holders of the Notes to accrue interest over the full term of the Notes” and under the caption “Description of the Notes — Redemption”).
In addition, as a result of our intent to treat all of the Notes as Tier 2 capital after the consummation of the offering of the Notes, the ability of the Trustee under the Indenture and the holders of the Notes to accelerate the maturity of and our obligation to pay immediately the principal of, and any accrued and unpaid interest on, the Notes will be limited to the occurrence of certain events of bankruptcy, insolvency, special resolution or reorganization relating to the Bank, which we refer to as “events of default”. In the case of an event of default, the principal of, and accrued and unpaid interest on, the Notes will become immediately due and payable without any action of the Trustee or the holders of the Notes. Consequently, neither the Trustee nor any holder of Notes has or will have the right to accelerate the maturity of the Notes in the case of our failure to pay the principal of, or interest on, the Notes or our nonperformance of any other covenant or warranty under the Notes or the Indenture. See “Description of the Notes — Events of Default; Limited Rights of Acceleration” in this prospectus supplement.
Regulations and certain provisions of Bermuda law may restrict our ability to pay the principal of, and accrued and unpaid interest on, the Notes, regardless of whether we are the subject of an insolvency proceeding.
Under the Banks and Deposit Companies Act 1999 of Bermuda, as amended (the “Banks and Deposit Companies Act”), we are required to meet, on an ongoing basis, the minimum licensing criteria set out therein. These include, among other requirements, the requirement that we conduct our business in a prudent manner, including maintaining capital and financial resources (liquidity) commensurate with the nature and scale of our operations. As of January 1, 2015, the BMA began implementation of capital and liquidity regulatory requirements consistent with Basel III. Because the BMA retains certain limited discretions, the Bank’s capital requirements remain under continuous review by the BMA and we cannot guarantee that the BMA will not seek a higher total capital ratio requirement at any time.
In 2016, Bermuda enacted the Banking (Special Resolution Regime) Act 2016 (the “Special Resolution Act”). Not all of the provisions of the Special Resolution Act are currently operative. Under the Special Resolution Act, substantial powers are granted to the BMA and the Minister of Finance (each a “relevant Bermuda authority”) as part of a special resolution regime. These powers enable the relevant Bermuda authority to implement resolution measures if the relevant Bermuda authority is satisfied that the resolution conditions are met. Such conditions include circumstances where the BMA considers that a bank is failing, or is likely to fail, to satisfy the minimum criteria for licensing set out in the Banks and Deposit Companies Act, and it is not reasonably likely that, having regard to timing and other relevant circumstances, action will be taken by or in respect of the bank to enable it to satisfy the minimum criteria for licensing. The special resolution regime consists of stabilization options, the bank insolvency procedure and the bank administration procedure. There are three stabilization options contained in the Special Resolution Act: (a) private sector transfer of all or part of the business or shares of the relevant entity, (b) transfer of all or part of the business of the relevant entity to a “bridge bank” wholly owned by the Crown (as defined therein), and (c) temporary public ownership. The purpose of the stabilization options is to address the situation where all or part of a business of a bank has encountered, or is likely to encounter, financial difficulties, giving rise to wider public interest concerns. In connection with the exercise of the stabilization options, the relevant Bermuda authority may make either a share transfer instrument or a share transfer order. A share transfer instrument is an instrument made by the BMA for the purpose of the first stabilization option involving the private sector transfer of all or part of the business or shares of the relevant entity. A share transfer order is an order made by the Minister of Finance after consultation with the BMA for the purpose of the third stabilization option of taking the relevant entity into temporary public ownership; the Minister of Finance may only exercise the power of making a share transfer order if he is satisfied that the exercise of the power is necessary to resolve or reduce a serious threat to the stability of the financial systems of Bermuda, or that the exercise of the power is necessary to protect the public interest, where the Crown has provided financial assistance in respect of the Bank for the purpose of resolving or reducing a serious threat to the stability of the financial systems of Bermuda. Under the Special Resolution Act, both a share transfer instrument and a share transfer order may provide for matters in addition to the transfer of securities, including (without limitation) the conversion of securities from one form or class to another, which, under the Special Resolution Act, includes the conversion of debt instruments such as the Notes into shares. Accordingly, if a share transfer instrument or share transfer order were made in respect of the Notes in connection with a stabilization option consisting of, respectively, a private sector transfer of the business of the Bank or a temporary public ownership of the Bank, then holders of the Notes may be subject to a mandatory transfer and/or conversion of their Notes into shares. Such transfer and/or conversion could have a material adverse effect on the value of the Notes and may cause you to lose some or all of the value of your investment in the Notes. After a share transfer instrument or share transfer order has been made, holders of the securities affected by such instrument or order may be entitled to compensation or part of the proceeds of the disposal of the securities subject to the instrument or order, but such compensation or proceeds (and the amount thereof) is not guaranteed and any amounts paid may not adequately compensate holders for any loss they suffer in the value of their investment in the Notes.
The new bank insolvency and administration procedures contained in the Special Resolution Act also include certain ancillary powers such as the power to modify contractual arrangements (which could include a variation of the terms of the Notes) in certain circumstances, and powers to suspend enforcement or termination rights (which include rights under the Notes). Holders of the Notes should not assume that, in a special resolution situation, financial public support will be available after the relevant Bermuda authorities have assessed and used, to the maximum extent practicable, the resolution tools, including stabilization powers. The exercise of any special resolution power or any suggestion of any such exercise could materially adversely affect the value of the Notes and may cause you to lose some or all of the value of your investment in the Notes.
A relevant Bermuda authority is not required to provide any advance notice to holders of the Notes of its decision to exercise any power under the Special Resolution Act. Therefore, holders of the Notes may not be able to anticipate a potential exercise of any such powers nor the potential effect of any exercise of such powers on the Bank, the Group and the Notes. Holders of the Notes may have only very limited rights to challenge and/or seek a suspension of any decision of a relevant Bermuda authority to exercise its powers under the Special Resolution Act or to have that decision reviewed by a judicial or administrative process or otherwise.
We may be unable to generate sufficient cash flow to satisfy our obligations under the Notes.
Our ability to generate cash flow from operations to make interest payments on the Notes will depend on our future performance, which will be affected by a range of economic, competitive, business, environmental and other factors. We cannot control many of these factors, including economic conditions generally and during and in the aftermath of the COVID-19 pandemic (see “ — Risks Related to the COVID-19 Pandemic” below). Our inability to generate sufficient cash flow from operations or obtain additional funds or alternative financing on acceptable terms could have a material adverse effect on our business, financial condition and results of operations.
Our credit ratings may not reflect all risks of an investment in the Notes.
One or more independent credit rating agencies may assign credit ratings to the Notes. The credit ratings assigned to the Notes may not reflect the potential impact of all risks related to the Notes, including risks relating to the COVID-19 pandemic and its aftermath (see “ — Risks Related to the COVID-19 Pandemic” below). In addition, real or anticipated changes in our credit ratings will generally affect the resale value of the Notes. Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of investing in the Notes in light of your particular circumstances. A credit rating is not a recommendation to buy, sell or hold securities and may be revised, suspended or withdrawn by the rating agency at any time.

The Notes are subject to early redemption, which may limit the ability of holders of the Notes to accrue interest over the full term of the Notes.
We may, at our option, with the prior written approval of the BMA, redeem the Notes (i) on any Interest Payment Date (as defined below under “Description of the Notes — Redemption”) on or after    , 2025, (ii) following the occurrence of a Tax Event (as defined herein) and (iii) following a Tier 2 Capital Event (as defined below under “Description of the Notes — Redemption”). In the event that we redeem your Notes prior to their maturity date, you will receive only 100% of the principal amount of the Notes to be redeemed, in each case plus accrued interest on the Notes to be redeemed to the redemption date, as described below under “Description of the Notes — Redemption”. If we redeem the Notes for any reason, you will not have the opportunity to continue to accrue and be paid interest to the stated maturity date. If the Bank redeems the Notes in any of the circumstances referenced above, there is a risk that the Notes may be redeemed at times when the redemption proceeds are less than the current market value of the Notes or when prevailing interest rates may be relatively low, in which latter case investors may only be able to reinvest the redemption proceeds in securities with a lower yield. Potential investors should consider reinvestment risk in light of other investments available at that time.
Any redemption of the Notes, including as a result of a Tier 2 Capital Event, is subject to significant regulatory discretion.
Any redemption would be subject to the prior approval of the BMA. There can be no assurance that the BMA will approve any redemption of the Notes that we may request.
Additionally, although the BMA has provided confirmation that the Notes will be treated as Tier 2 capital for the full term of the Notes, it is possible that, as a result of an exercise by the BMA or the Minister of Finance of their powers under the Special Resolution Act (as described above under “Regulations and certain provisions of Bermuda law may restrict our ability to pay the principal of, and accrued and unpaid interest on, the Notes, regardless of whether we are the subject of an insolvency proceeding”), or any future rulemaking or interpretations by any appropriate bank regulatory agency or instrumentality, the Notes may not satisfy the criteria for Tier 2 capital (or its equivalent) within the meaning of the regulatory capital adequacy requirements to which the Bank is subject.
An investment in the Notes is not an insured deposit.
The Notes will not be savings accounts or deposits and will not be insured or guaranteed by the U.S. Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency or instrumentality of the United States, Bermuda or any other jurisdiction.
There may not be any trading market for the Notes.
The Notes are a new issue of securities and have no established trading market. Although we intend to apply to list the Notes on the BSX, there can be no assurance that an active trading market will develop. Even if an active trading market does develop, it may not be liquid and may not continue. The liquidity and the market prices for the Notes can be expected to vary with changes in market and economic conditions, our financial condition and prospects and other factors that generally influence the market prices of securities. If the secondary market for the Notes is limited, there may be few buyers for the Notes and this may reduce the relevant market price of the Notes.
You should not rely on indicative or historical data concerning SOFR.
The interest rate during the floating rate period will be determined using Three-Month Term SOFR (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to Three-Month Term SOFR (each as defined under “Description of the Notes”), in which case the rate of interest will be based on the next-available Benchmark Replacement). In the following discussion of the Secured Overnight Financing Rate (“SOFR”), when we refer to SOFR-linked Notes, we mean the Notes at any time when the interest rate on the Notes are or will be determined based on SOFR, including Three-Month Term SOFR.
SOFR is published by the Federal Reserve Bank of New York (“FRBNY”) and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. FRBNY reports that SOFR includes all trades in the Broad General Collateral Rate, plus bilateral U.S. Treasury repurchase agreement (“repo”) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing

Corporation (the “FICC”), a subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). SOFR is filtered by FRBNY to remove a portion of the foregoing transactions considered to be “specials.” According to FRBNY, “specials” are repos for specific-issue collateral which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.
FRBNY reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon, which currently acts as the clearing bank for the tri-party repo market, as well as general collateral finance repo transaction data and data on bilateral U.S. Treasury repo transactions cleared through the FICC's delivery-versus-payment service.
FRBNY states that it obtains information from DTCC Solutions LLC, an affiliate of DTCC. FRBNY currently publishes SOFR daily on its website at https://apps.newyorkfed.org/markets/autorates/sofr. FRBNY states on its publication page for SOFR that use of SOFR is subject to important disclaimers, limitations and indemnification obligations, including that FRBNY may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not part of this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein.
FRBNY started publishing SOFR in April 2018. FRBNY has also started publishing historical indicative SOFRs dating back to 2014, although this historical indicative data inherently involves assumptions, estimates and approximations. You should not rely on this historical indicative data or on any historical changes or trends in SOFR as an indicator of the future performance of SOFR.
The amount of interest payable on the Notes will vary on and after    , 2025.
As the interest rate of the Notes will be calculated based on SOFR from    , 2025 to, but excluding, the maturity date or earlier redemption date and SOFR is a floating rate, the interest rate on the Notes will vary on and after    , 2025. During this period, the Notes will bear a floating interest rate set each quarterly interest period at a per annum rate equal to the Benchmark rate (which is expected to be Three-Month Term SOFR) plus a spread of basis points; provided, that in the event the Benchmark rate is less than zero, then the Benchmark rate shall be deemed to be zero. The per annum interest rate that is determined on the relevant determination date will apply to the entire quarterly interest period following such determination date even if the Benchmark rate increases during that period.
Floating rate notes bear additional significant risks not associated with fixed rate debt securities. These risks include fluctuation of the interest rates and the possibility that you will receive an amount of interest that is lower than expected. We have no control over a number of matters, including economic, financial, and political events, that are important in determining the existence, magnitude, and longevity of market volatility and other risks and their impact on the value of, or payments made on, the floating rate Notes.
SOFR may be more volatile than other benchmark or market rates.
Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates, and SOFR over time may bear little or no relation to the historical actual or historical indicative data. In addition, the return on and value of the SOFR-linked Notes may fluctuate more than floating rate securities that are linked to less volatile rates.
Changes in SOFR could adversely affect the amount of interest that accrues on the SOFR-linked Notes and the trading prices for the SOFR-linked Notes.
SOFR is published by FRBNY based on data received from other sources, and we have no control over its determination, calculation or publication. There can be no assurance that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the SOFR-linked Notes. If the manner in which SOFR is calculated is changed, that change may result in a reduction in the amount of interest that accrues on the SOFR-linked Notes, which may adversely affect the trading prices of the SOFR-linked Notes. In addition, the interest rate on the SOFR-linked Notes for any day will not be adjusted for any modification or amendment to SOFR for that day that FRBNY may publish if the interest rate for that day has already been determined prior to such publication. Further, if the Benchmark rate on the SOFR-linked Notes during the floating rate period for any interest period declines to zero or becomes negative, interest will only accrue on the SOFR-linked Notes at a rate equal to the spread of    % per annum with respect to that interest period. There is no assurance that changes in SOFR could not have a material adverse effect on the yield on, value of and market for the SOFR-linked Notes.
SOFR differs fundamentally from, and may not be a comparable substitute for, U.S. dollar LIBOR.
In June 2017, the Alternative Reference Rates Committee (the “ARRC”) convened by the Federal Reserve and FRBNY announced SOFR as its recommended alternative to the London interbank offered rate for U.S. dollar obligations (“U.S. dollar LIBOR”). However, because SOFR is a broad U.S. Treasury repo financing rate that represents overnight secured funding transactions, it differs fundamentally from U.S. dollar LIBOR. For example, SOFR is a secured overnight rate, while U.S. dollar LIBOR is an unsecured rate that represents interbank funding over different maturities. In addition, because SOFR is a transaction-based rate, it is backward-looking, whereas U.S. dollar LIBOR is forward-looking. Because of these and other differences, there can be no assurance that SOFR will perform in the same way as U.S. dollar LIBOR would have done at any time, and there is no guarantee that it is a comparable substitute for U.S. dollar LIBOR.
Any failure of SOFR to gain market acceptance could adversely affect the trading prices of the SOFR-linked Notes.
SOFR may fail to gain market acceptance. SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to U.S. dollar LIBOR in part because it is considered to be a good representation of general funding conditions in the overnight U.S. Treasury repo market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR to be a suitable substitute or successor for all of the purposes for which U.S. dollar LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen its market acceptance. Any failure of SOFR to gain market acceptance could adversely affect the return on, value of and market for the SOFR-linked Notes.
Any market for the SOFR-linked Notes may be illiquid or unpredictable.
Since SOFR is a relatively new market index, SOFR-linked debt securities likely will have no established trading market when issued, and an established trading market for the SOFR-linked Notes may never develop or may not be very liquid. Market terms for securities that are linked to SOFR, such as the spread over the base rate reflected in the interest rate provisions, may evolve over time, and as a result, trading prices of the SOFR-linked Notes may be lower than those of later-issued securities that are linked to SOFR. Similarly, if SOFR does not prove to be widely used in securities that are similar or comparable to the SOFR-linked Notes, the trading price of the SOFR-linked Notes may be lower than those of securities that are linked to rates that are more widely used. You may not be able to sell the SOFR-linked Notes at all or may not be able to sell the SOFR-linked Notes at prices that will provide you with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk. The manner of adoption or application of reference rates based on SOFR in the bond and equity markets may differ materially compared with the application and adoption of SOFR in other markets, such as the derivatives and loan markets. You should carefully consider how any potential inconsistencies between the adoption of reference rates based on SOFR across these markets may impact any hedging or other financial arrangements which you may put in place in connection with any acquisition, holding or disposal of the SOFR-linked Notes.
The interest rate for the Notes during the floating rate period may be determined based on a rate other than Three-Month Term SOFR.
Under the terms of the Notes, the interest rate on the Notes for each interest period during the floating rate period will be based on Three-Month Term SOFR, a forward-looking term rate for a tenor of three months that will be based on SOFR (“Three-Month Term SOFR”). Three-Month Term SOFR does not currently exist and is currently being developed under the sponsorship of the ARRC. There is no assurance that the development of Three-Month Term

SOFR, or any other forward-looking term rate based on SOFR, will be completed. Uncertainty surrounding the development of forward-looking term rates based on SOFR could have a material adverse effect on the return on, value of and market for the Notes. If, at the commencement of the floating rate period for the Notes, the Federal Reserve and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve and/or the FRBNY or any successor thereto (“Relevant Governmental Body”) has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or the Bank (or its designee), as calculation agent, determines that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible, then the next-available Benchmark Replacement under the benchmark transition provisions will be used to determine the interest rate on the Notes during the floating rate period (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to that next-available Benchmark Replacement).
Under the terms of the Notes, the calculation agent is expressly authorized to make determinations, decisions or elections with respect to technical, administrative or operational matters that it decides are appropriate to reflect the use of Three-Month Term SOFR as the interest rate basis for the Notes, which are defined in the terms of the Notes as “Three-Month Term SOFR Conventions.” For example, assuming that a form of Three-Month Term SOFR is developed, it is not currently known how or by whom rates for Three-Month Term SOFR will be published. Accordingly, the calculation agent will need to determine the applicable Three-Month Term SOFR during the floating rate period. The calculation agent's determination and implementation of any Three-Month Term SOFR Conventions could result in adverse consequences to the amount of interest that accrues on the Notes during the floating rate period, which could adversely affect the return on, value of and market for the Notes.
Any Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR.
Under the benchmark transition provisions of the Notes, if the Bank (or its designee), as calculation agent, determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, then the interest rate on the Notes during the floating rate period will be determined using the next-available Benchmark Replacement (which may include a related Benchmark Replacement Adjustment). However, the Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR. For example, Compounded SOFR, the first available Benchmark Replacement, is the compounded average of the daily Secured Overnight Financing Rates calculated in arrears, while Three-Month Term SOFR is intended to be a forward-looking rate with a tenor of three months. In addition, very limited market precedent exists for securities that use Compounded SOFR as the rate basis, and the method for calculating Compounded SOFR in those precedents varies. Further, the ISDA Fallback Rate, which is another Benchmark Replacement, has not yet been established and may change over time.
The implementation of Benchmark Replacement Conforming Changes could adversely affect the amount of interest that accrues on the Notes and the trading prices for the Notes.
Under the benchmark transition provisions of the Notes, if a particular Benchmark Replacement or Benchmark Replacement Adjustment cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected or formulated by (i) the Relevant Governmental Body (such as the ARRC), (ii) ISDA or (iii) in certain circumstances, the Bank or its designee, as calculation agent. In addition, the benchmark transition provisions expressly authorize the Bank (or its designee), as calculation agent, to make certain changes, which are defined in the terms of the Notes as “Benchmark Replacement Conforming Changes,” with respect to, among other things, the determination of interest periods, and the timing and frequency of determining rates and making payments of interest. The application of a Benchmark Replacement and Benchmark Replacement Adjustment, and any implementation of Benchmark Replacement Conforming Changes, could result in adverse consequences to the amount of interest that accrues on the Notes during the floating rate period, which could adversely affect the return on, value of and market for the Notes. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to the then-current Benchmark that it is replacing, or that any Benchmark Replacement will produce the economic equivalent of the then-current Benchmark that it is replacing.

We will act as the initial calculation agent and may have economic interests adverse to the interests of the holders of the Notes.
The Bank (or its designee), as calculation agent, will determine the interest rate during the floating rate period. We will act as the initial calculation agent for the Notes. Also, as described in detail in the section “Description of the Notes—Effect of Benchmark Transition Event”, if during the term of the floating rate notes, the Bank (or its designee), as calculation agent, determines that a Benchmark Transition Event has occurred, the Bank (or its designee) in its sole discretion will select a Benchmark Replacement in accordance with the benchmark transition provisions. Any exercise of discretion by us under the terms of the Notes, including, without limitation, any discretion exercised by us acting as calculation agent or in selecting a Benchmark Replacement, could present a conflict of interest. In making the required determinations, decisions and elections, we may have economic interests that are adverse to the interests of the holders of the Notes, and those determinations, decisions or elections could have a material adverse effect on the yield on, value of and market for the Notes. Any determination by us, as the calculation agent, will be final and binding absent manifest error.
Risks Associated with Our Business and Related to Regulatory Events
For a discussion of the risks associated with our business and industry, as well as the risks related to legislative and regulatory events, see the section entitled “Risk Factors” in the Annual Report on Form 20-F, which is incorporated by reference herein.
Risks Related to the COVID-19 Pandemic
The COVID-19 pandemic has created economic and financial disruptions that have adversely affected, and are likely to continue to adversely affect, our business, financial condition, liquidity and results of operations. The extent to which the COVID-19 pandemic will continue to negatively affect our business, financial condition, liquidity and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the pandemic, the continued effectiveness of our business continuity plan (including remote working arrangements implemented for staff), the direct and indirect impact of the pandemic on our employees, customers, clients, counterparties and service providers, as well as other market participants, and actions taken by governmental authorities and other third parties in response to the pandemic.
The COVID-19 pandemic has contributed to, among other things, (i) sudden and significant declines, and significant increases in volatility, in global financial markets; (ii) ratings downgrades, credit deterioration and defaults in many industries; (iii) significant reductions in interest rates implemented by the U.S. Federal Reserve and other central banks further contributing to a low interest rate environment globally; and (iv) heightened cybersecurity, data privacy, information security and operational risks as a result of remote working arrangements. In addition, many of our customers, counterparties and third-party service providers have been, and may further be, affected by “stay-at-home” orders in various jurisdictions, market volatility and other factors that increase their risks of business disruption or that may otherwise affect their ability to repay loans, perform under the terms of any agreements with us or provide other essential services. As a result, our credit, operational and other risks are generally expected to increase until the pandemic subsides.
We continue to monitor the sectors that are most susceptible to economic uncertainty as a result of the COVID-19 pandemic and the potential impact to our business. In particular, the COVID-19 pandemic has impacted, and may continue to impact, our business due to the following:
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The continuation of a low interest rate environment, or further reductions in interest rates, over the medium or long term, which would adversely impact our net interest income and net interest margin, as well as increase our reliance on fee businesses.

•	A decrease in tourism in Bermuda and Cayman, with the timing of any recovery being uncertain, which adversely affects our revenues, including fee income, as well as increase our credit exposure.
•	Increased unemployment and decreased consumer confidence and business generally, leading to increased credit risks and decreased business in our banking and trust jurisdictions.
•	An increase in defaults on our residential mortgage loans.

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Credit deterioration and defaults in many industries that operate in our jurisdictions, including industries in which our clients operate, such as commercial real estate, financial services and the hotel/restaurants/hospitality sector.

•	An increase in exposure to sovereign risk in our jurisdictions, such as downgrades in sovereign credit ratings or defaults on government debt.
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A decrease in the rates and yields on U.S. Government guaranteed securities and increased pre-payments on mortgage-backed securities we hold, which would lead to a decrease in the yield on our investment portfolio.

•	Significant draws in credit lines, as customers and clients seek to increase liquidity.
•	Instability in market conditions and increased demands on capital and liquidity.
•	A reduction in the value of the assets under management for the custody and asset management businesses, which may affect related fee income and/or demand for these services.
Governmental authorities have taken measures in response to the pandemic, and may take further action in the future to provide economic assistance to individual households and businesses, stabilize the markets and support economic growth. The success of existing and future measures to provide economic assistance and increase the pace and magnitude of economic recovery is unknown, and they may not be sufficient to fully mitigate the negative impact of the COVID-19 pandemic. We may also face an increased risk of litigation and governmental and regulatory scrutiny as a result of the effects of COVID-19 on market and economic conditions and actions governmental authorities take in response to those conditions.
The duration and scope of the pandemic and related economic consequences, as well as the efficacy of the measures being put in place to address it, are unknown. Until the pandemic subsides, we expect reduced interest income and revenues from card service fees, and increased customer and client loan defaults, including defaults in unsecured loans. We recorded a provision for expected credit losses of $5.2 million in the first quarter of 2020, up $4.8 million from the fourth quarter of 2019, due to the negative revised macroeconomic forecasts impacting future credit loss estimates under the new current expected credit loss (CECL) methodology. Changes in the macroeconomic environment are extremely impactful to our provision for credit losses under CECL, including as a result of COVID-19. Even after the pandemic subsides, our businesses would be materially and adversely affected by any subsequent, prolonged recession in the jurisdictions in which we have banking and trust operations. To the extent the pandemic adversely affects our business, financial condition, liquidity or results of operations, it may also have the effect of heightening many of the other risks set out herein and incorporated by reference in this prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Certain statements contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in our future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Company that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations or assumptions regarding the future of our business, future plans and strategies, our operational results and other future conditions. Forward-looking statements can be identified by words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, “seek”, “target”, “potential”, “will”, “would”, “could”, “should”, “continue”, “contemplate” and other similar expressions, although not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus supplement and the accompanying prospectus, and the documents incorporated by reference herein and therein, and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, capital and liquidity requirements, prospects, growth, strategies and the industry in which we operate.
There are important factors that could cause actual results to differ materially from those contemplated by such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We believe that these risks and uncertainties include, but are not limited to, those described in the “Risk Factors” section of the Annual Report on Form 20-F, which include, but are not limited to, the following:
•	the impact of pandemics, including the COVID-19 pandemic, on our businesses and financial results and conditions;
•	changes in economic and market conditions, particularly in our primary markets;
•	the impact of geopolitical events and trade limitations;
•	changes in market interest rates;
•	the lack of a central bank or lenders of last resort in Bermuda and certain other jurisdictions in our primary markets;
•	a decline in tourism in Bermuda or certain other jurisdictions in our primary market;
•	severe weather and natural disasters disrupting our business;
•	competition in the markets in which we operate;
•	our ability to successfully execute our business plan and implement our growth strategy;
•	our ability to successfully expand our business through acquisitions or investments;
•	our ability to successfully develop and commercialize new or enhanced products and services;
•	damage to our reputation from any of the factors described in this section, in “Risk Factors” and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;
•	a decline in the residential real estate markets in Bermuda, the Cayman Islands or the Channel Islands and the United Kingdom;
•	our reliance on appraisals and valuation techniques;
•	changes in the value of our investment portfolio;
•	fluctuations in foreign currency exchange rates;
•	fluctuations in interest rates and inflation;

•	prepayments of our loan and investment portfolios;
•	our access to sources of liquidity and capital to address our liquidity needs;
•	our reliance on other financial institutions and counterparties, such as clearing houses;
•	changes in banks’ inter-bank lending rate reporting practices;
•	our ability to attract and retain wealth management, trust and banking clients;
•	a decline in our credit ratings;
•	our ability to attract and maintain highly skilled and qualified employees, including our senior management, other key employees and members of the Board;
•	our reliance on third-party vendors;
•	our reliance on representations provided to us about clients and counterparties;
•	our exposure to litigation and regulatory actions;
•	our ability to protect our intellectual property;
•	the effectiveness of our insurance coverage;
•	our reliance on the effective implementation, use and protection of technology systems used by us and by our vendors;
•	our ability to identify and address cyber-security risks;
•	the effectiveness of our internal disclosure controls and procedures;
•	the adequacy of our risk management framework, systems and processes;
•
the complex and changing regulatory environment in which we operate, including any changing regulatory requirements and restrictions placed on us by our principal regulator, the BMA, and other regulators, as well as our ability to comply with regulatory schemes in multiple jurisdictions;

•	our effectiveness in complying with applicable privacy, data security and data protection laws;
•	changes in accounting policies;
•	our effectiveness in complying with applicable anti-corruption legislations;
•	the impact of decisions made by the Financial Action Task Force (“FATF”) relating to our operating jurisdictions;
•	the impact of economic substance legislation and regulations in our operating jurisdictions;
•	the impact of proposed tax reform in Bermuda; and
•	the impact of U.S. Federal income tax and tax information reporting requirements.
These factors should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus supplement and our SEC filings.
Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by our forward-looking statements. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate, are consistent with the forward-looking statements contained in or incorporated by reference into this prospectus supplement, those results or developments may not be indicative of results or developments in subsequent periods.
Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement that we make in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein, and any free writing prospectus we may authorize to be delivered to you speaks only as of the date of such statement. Except to the extent required by applicable law, we undertake no obligation to update any forward-looking statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data.

USE OF PROCEEDS
The proceeds to us from the sale of the Notes will be approximately $   million (after deducting estimated underwriting discounts and commissions and estimated offering expenses). We intend to use the net proceeds from this offering for general corporate purposes, which may include the repayment of a portion or all of our outstanding unsecured subordinated indebtedness.
Pending the application of the net proceeds as described above, we intend to invest the net proceeds from this offering in short-term, interest-bearing, marketable securities.
CAPITALIZATION
The following table sets forth our consolidated capitalization as of March 31, 2020, on an actual basis and as adjusted to give effect to this offering and the anticipated use of proceeds therefrom as described above under “Use of Proceeds”.
The following table should be read in conjunction with our consolidated financial statements and the related notes thereto incorporated by reference in this prospectus supplement.
	As of March 31, 2020
	Actual	As Adjusted
	(unaudited) (in thousands of US dollars)
Liabilities
Deposits:
Non-interest bearing	2,136,503
Interest bearing	9,616,344
Total deposits	11,752,847
Long-term debt:
5.11% Series B Subordinated Notes due 2020	45,000
8.44% Series B Subordinated Notes due 2023	25,000
5.25% Subordinated Notes due 2028	73,545
Notes offered hereby	—
Total long-term debt	143,545
Other liabilities	320,487
Total liabilities	12,216,879
Shareholders’ equity:
Common share capital (BMD 0.01 par; authorized voting ordinary shares 2,000,000,000 and non-voting ordinary shares 6,000,000,000) issued and outstanding: 51,994,190	520
Additional paid-in capital	1,043,512
Retained earnings	258
Less: Treasury common shares, at cost: 619,212	(15,734)
Accumulated other comprehensive loss	(48,048)
Total shareholders’ equity	980,508
Capital ratios:
Common Equity Tier 1 ratio	17.5%
Total Tier 1 ratio	17.5%
Total capital ratio	19.8%
Total Leverage Ratio	6.1%

DESCRIPTION OF THE NOTES
We have summarized below certain terms of the    % Fixed to Floating Rate Subordinated Notes due 2030, which we refer to in this prospectus supplement as the “Notes”.
You should refer to the Subordinated Debt Indenture to be entered into between the Bank and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the supplemental indenture governing the Notes. The Indenture, as so supplemented, is referred to as the “Indenture” in this prospectus supplement. The Indenture, including the supplemental indenture, will be included as exhibits to one or more reports we will file on Form 6-K in connection with this offering. The following summary, together with the descriptions in the accompanying prospectus, of certain provisions of the Notes and the Indenture does not purport to be complete and is subject, and qualified in its entirety by reference, to all of the provisions of the Notes and the Indenture, including the definitions of terms therein. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement, and “Where You Can Find More Information” in the accompanying prospectus, for details on how you may obtain a copy of the Indenture from us.
General
The Notes will be issued as a series of the debt securities under the Indenture in an initial aggregate principal amount of $    . We may at any time, without notice to or the consent of the holders of the Notes, but in compliance with the terms of the Indenture, issue additional notes of the same series as the Notes or otherwise having the same ranking, interest rate, maturity date or other terms as the Notes; provided that if any such additional notes are not fungible with the Notes for United States federal income tax purposes, such additional notes will have a separate CUSIP or other identifying number. The Notes will mature on    , 2030.
There is no sinking fund for the Notes. The Notes are not savings accounts or deposits and are not insured by the FDIC or any other government agency or instrumentality of the United States, Bermuda or any other jurisdiction.
The Notes will be issued only in book-entry form without interest coupons, and only in denominations of  $1,000 of principal amount and any integral multiple of  $1,000 in excess thereof. The Notes will be evidenced by one or more global notes deposited with the Trustee, as custodian for DTC, and registered in the name of DTC or a nominee of DTC. Beneficial interests in the global notes will be shown on, and transfers of those beneficial interests can only be made through, records maintained by DTC and its participants. Notes may not be transferred except by DTC to a nominee of DTC, by a nominee of DTC to DTC or to another nominee of DTC, or by DTC or any such nominee to a successor depositary or a nominee of such successor depositary. Notes held as beneficial interests in the global notes will be exchangeable for certificates issued in definitive registered form only in the limited circumstances described under “Book-Entry Procedures and Settlement” below.
Notices to be given to holders of Notes in global form will be given only to DTC, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of Notes not in global form will be sent by mail to the respective addresses of such holders as they appear in the register maintained by the registrar, and will be deemed given when mailed.
For information about regulatory restrictions on payments on our indebtedness, see the information under the heading “Risk Factors” beginning on page S-8 of this prospectus supplement.
Interest
From and including the date of original issuance to, but excluding,    , 2025, or the date of earlier redemption (the “fixed rate period”), the Notes will bear interest at a fixed rate of    % per annum, payable semi-annually in arrears on and of each year (each, a “fixed rate interest payment date”), commencing on    , 2020. The last fixed rate interest payment date for the fixed rate period will be    , 2025.
From and including    , 2025, to, but excluding, the Maturity Date or the date of earlier redemption (the “floating rate period”), the Notes will bear interest at a floating rate per annum equal to the Benchmark rate (which is expected to be Three-Month Term SOFR) plus a spread of basis points. For each quarterly interest period during the floating rate period, interest will be payable quarterly in arrears on    ,    ,    and    of each year (each, a “floating rate interest payment date” and, together with the fixed rate interest payment dates, the “interest payment dates”), commencing on    , 2025. Notwithstanding the foregoing, if the Benchmark rate is less than zero, the Benchmark rate shall be deemed to be zero.

For the purpose of calculating the interest on the Notes for each interest period during the floating rate period when the Benchmark is Three-Month Term SOFR, “Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any interest period, as determined by the calculation agent after giving effect to the Three-Month Term SOFR Conventions. We will act as the initial calculation agent.
The following definitions apply to the foregoing definition of Three-Month Term SOFR:
“Benchmark” means, initially, Three-Month Term SOFR; provided that if the Bank (or its designee), as calculation agent, determines on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.
“Federal Reserve Bank of New York's Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source. The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not part of this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein.
“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Three-Month Term SOFR, the time determined by the calculation agent after giving effect to the Three-Month Term SOFR Conventions, and (2) if the Benchmark is not Three-Month Term SOFR, the time determined by the calculation agent after giving effect to the Benchmark Replacement Conforming Changes.
“Relevant Governmental Body” means the Federal Reserve and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve and/or the Federal Reserve Bank of New York or any successor thereto.
“SOFR” means the secured overnight financing rate published by the Federal Reserve Bank of New York, as the administrator of the Benchmark (or a successor administrator), on the Federal Reserve Bank of New York's Website.
“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Term SOFR Administrator” means any entity designated by the Relevant Governmental Body as the administrator of Term SOFR (or a successor administrator).
“Three-Month Term SOFR Conventions” means any determination, decision or election with respect to any technical, administrative or operational matter (including with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of “interest period,” timing and frequency of determining Three-Month Term SOFR with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the calculation agent decides may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the calculation agent decides that adoption of any portion of such market practice is not administratively feasible or if the calculation agent determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the calculation agent determines is reasonably necessary).
The terms “Benchmark Replacement,” “Benchmark Replacement Conforming Changes,” “Benchmark Replacement Date,” “Benchmark Transition Event” and “Corresponding Tenor” have the meanings set forth below under the heading “—Effect of Benchmark Transition Event.”
Notwithstanding the foregoing paragraphs related to the determination of interest, if the Bank (or its designee), as calculation agent, determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have occurred with respect to Three-Month Term SOFR, then the provisions set forth below under the heading “—Effect of Benchmark Transition Event,” which we refer to as the “benchmark transition provisions,” will thereafter apply to all determinations of the interest rate on the Notes for each interest period during the floating rate period. In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on the Notes for each interest period during the floating rate period will be an annual rate equal to the Benchmark Replacement plus     basis points.
Absent manifest error, the calculation agent's determination of the interest rate for an interest period for the Notes will be binding and conclusive on you, the trustee and us. The calculation agent's determination of any interest rate, and its calculation of interest payments for any period, will be maintained on file at the calculation agent's principal offices, will be made available to any holder of the Notes upon request and will be provided to the trustee.
Interest on the Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months during the fixed rate period and on the basis of a 360-day year and the actual number of days elapsed during the floating rate period.
Interest on the Notes, subject to certain exceptions, will accrue during the applicable interest period. When we use the term “interest period,” we mean the period from and including the immediately preceding interest payment date in respect of which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from and including the date of issuance of the Notes to, but excluding, the applicable interest payment date or the Maturity Date or date of earlier redemption, if applicable. If a fixed rate interest payment date or the Maturity Date falls on a day that is not a business day, then the interest payment or the payment of principal and interest at maturity will be paid on the next succeeding business day, but the payments made on such dates will be treated as being made on the date that the payment was first due and the holders of the Notes will not be entitled to any further interest or other payments. If a floating rate interest payment date falls on a day that is not a business day, then such floating rate interest payment date will be postponed to the next succeeding business day unless such day falls in the next succeeding calendar month, in which case such floating rate interest payment date will be accelerated to the immediately preceding business day, and, in each such case, the amounts payable on such business day will include interest accrued to, but excluding, such business day.
If the then-current Benchmark is Three-Month Term SOFR, the calculation agent will have the right to establish the Three-Month Term SOFR Conventions, and if any of the foregoing provisions concerning the calculation of the interest rate and interest payments during the floating rate period are inconsistent with any of the Three-Month Term SOFR Conventions determined by the calculation agent, then the relevant Three-Month Term SOFR Conventions will apply. Furthermore, if the Bank (or its designee), as calculation agent, determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR at any time when any of the Notes are outstanding, then the foregoing provisions concerning the calculation of the interest rate and interest payments during the floating rate period will be modified in accordance with the benchmark transition provisions.
When we refer to a “business day” with respect to the Notes, we mean each Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.
Determinations and Decisions
The calculation agent is expressly authorized to make certain determinations, decisions and elections under the terms of the Notes, including with respect to the use of Three-Month Term SOFR as the Benchmark for the floating rate period and under the benchmark transition provisions. Any determination, decision or election that may be made by the calculation agent under the terms of the Notes, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:
•	will be conclusive and binding on the holders of the Notes and the trustee absent manifest error;
•	if made by us as calculation agent, will be made in our sole discretion;
•
if made by a calculation agent other than us, will be made after consultation with us, and the calculation agent will not make any such determination, decision or election to which we reasonably object; and

•	notwithstanding anything to the contrary in the Indenture, shall become effective without consent from the holders of the Notes, the trustee or any other party.

The Notes Are Intended to Qualify as Tier 2 Capital
We intend to treat the Notes as Tier 2 capital under the Basel III global regulatory framework issued by the Basel Committee on Banking Supervision of the Bank for International Settlements (the “Basel III Framework”), as interpreted and applied by the BMA. The Basel III Framework sets forth specific criteria for instruments to qualify as Tier 2 capital. To satisfy these criteria, among other things, the Notes must:
•	be subordinated to depositors and general creditors of the Bank;
•
be neither secured nor covered by a guarantee of the Bank or related entity or other arrangement that legally or economically enhances the seniority of the claim vis-à-vis depositors and our general creditors;

•	have a minimum maturity of five years;
•	have no step-ups or incentives to redeem;
•	not be redeemed at the option of the Bank until after five years, provided that any exercise of a Bank call is subject to prior approval from the BMA;
•	not provide holders with the right to accelerate the repayment of future scheduled payments (interest or principal), except upon bankruptcy, liquidation or a similar event; and
•	not have an interest rate that is reset periodically based in whole or in part on the Bank’s credit standing.
In addition, for the Notes to qualify as Tier 2 capital under the Basel III Framework as interpreted and applied by the BMA, neither the Bank nor a related party over which the Bank exercises control or significant influence can purchase the Notes, nor can the Bank directly or indirectly fund the purchase of the Notes by a third party.
The BMA has provided confirmation that the Notes will be treated as Tier 2 capital for the full term of the Notes, based on the Notes having a stated maturity in excess of five years (along with subordination ranking and liquidation rights similar to those of the Bank’s previous subordinated debt issuances) and their issuance not being required in order for the Bank to meet its current minimum capital requirements.
Under the “Basel III for Bermuda Banks November 2017 Rule Update” issued by the BMA, an additional condition of Tier 2 eligibility is compliance with the Conversion Requirement. The BMA has provided confirmation that they will not require the Notes to comply with the Conversion Requirement at any time during the contractual term of the Notes. Although the BMA has provided confirmation that the Notes will be treated as Tier 2 capital for the full term of the Notes, it is possible that, as a result of an exercise by the BMA or the Minister of Finance of their powers under the Special Resolution Act, or any future rulemaking or interpretations by any appropriate bank regulatory agency or instrumentality, the Notes may not satisfy the criteria for Tier 2 capital (or its equivalent) within the meaning of the regulatory capital adequacy requirements to which the Bank is subject. If, as a result of any such exercise of power, rulemaking or interpretations, the Notes then outstanding are no longer entitled to be treated as Tier 2 capital (or its equivalent), we may, without consent of the holders of the Notes, redeem the Notes (as described under “— Redemption”).
Ranking; Subordination
The Notes are subordinated and rank junior in right of payment to all of the Bank’s Senior Indebtedness (including its deposits), as defined below. The Notes rank equally with all of the Bank’s outstanding unsecured subordinated debt and any future unsecured subordinated indebtedness the Bank may offer from time to time that does not by its terms rank junior to the Notes.
Therefore, in the event of our bankruptcy, liquidation or dissolution, our assets must be used to pay off our obligations to holders of our Senior Indebtedness in full before any payments may be made on the Notes. If the Notes are accelerated, all holders of Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due before the holders of the Notes will be entitled to receive any payment of principal or interest on the Notes.
The Indenture will define “Senior Indebtedness” as the principal of (and premium, if any) and interest, if any, on:
•	all of the Bank’s deposits (including the Bank’s uninsured deposits);
•	all obligations of the Bank for money borrowed;

•	all obligations of the Bank evidenced by bonds, debentures, notes or similar instruments;
•	all similar obligations of the Bank arising from off-balance sheet guarantees and direct credit substitutes;
•	all reimbursement obligations of the Bank with respect to letters of credit, bankers’ acceptances or similar facilities;
•
all obligations of the Bank issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

•	all capital lease obligations of the Bank;
•
all obligations of the Bank associated with derivative products including but not limited to securities contracts, foreign currency exchange contracts, swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts, commodity option contracts and similar financial instruments;

•	all debt of others described in the preceding clauses that the Bank has guaranteed or for which the Bank is otherwise responsible or liable; and
•	any deferrals, renewals or extensions of any such Senior Indebtedness;
unless, in any case in the instrument creating or evidencing any such indebtedness or obligation, or pursuant to which the same is outstanding, it is provided that such indebtedness or obligation is not superior in right of payment to the notes or to other debt that is pari passu with or subordinate to the notes.
Senior Indebtedness does not include:
•	trade accounts payable and accrued liabilities arising in the ordinary course of business;
•	any debt of the Bank to any of its subsidiaries; and
•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, the Notes.
Neither the Notes nor the Indenture limits the Bank and its subsidiaries’ ability to incur additional indebtedness, including secured debt and other debt that ranks senior in priority of payment to the Notes.
Upon the liquidation, dissolution, winding up or reorganization of the Bank, the Bank must pay to the holders of all Senior Indebtedness the full amounts of principal of, premium, interest and additional amounts on, that Senior Indebtedness before any payment is made on the Notes. If, after we have made those payments on our Senior Indebtedness, there are amounts available for payment on the Notes, then we may make any payment on the Notes. Because of the subordination provisions and the obligation to pay Senior Indebtedness described above, in the event of the Bank’s insolvency, holders of the Notes may recover less ratably than holders of Senior Indebtedness and our other creditors.
The Notes will be the exclusive obligation of the Bank and not those of its subsidiaries. The Bank’s subsidiaries are separate and distinct legal entities. Any right the Bank has to receive assets of any of its subsidiaries upon their liquidation or reorganization and the resulting right of the holders of the Notes to participate in those assets will be effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that the Bank is recognized as a creditor of the subsidiary, in which case the Bank’s claims would be subordinated to any security interests in the assets of the subsidiary granted to another creditor and any obligations of the subsidiary senior to the obligations of the subsidiary held by the Bank.
Redemption
The Notes are redeemable, in whole or in part, at our option, on any interest payment date on or after    , 2025. The redemption price will be equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest to but excluding the redemption date. We may not exercise our option to redeem the Notes unless we have received prior approval from the BMA.

The Notes may not otherwise be redeemed prior to maturity, except that we may also, at our option, redeem the Notes at any time, including before    , 2025, in whole but not in part, at a price equal to 100% of the principal amount of the Notes being redeemed plus interest that is accrued and unpaid to but excluding the date of redemption upon the occurrence of:
•
a “Tax Event”, defined in the Indenture to mean the receipt by the Bank of an opinion of independent counsel of recognized standing experienced in such matters to the effect that, as a result of any change (including any announced prospective change) in or amendment to the laws (or any regulations or rulings promulgated thereunder) of the Relevant Taxing Jurisdiction (as defined below under “— Additional Amounts”) (or the jurisdiction of organization or tax residence of the successor to the Bank under the Indenture), as the case may be, or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change, amendment, application or interpretation is announced or becomes effective on or after the date of this prospectus supplement (or, in the case of a successor to the Bank, after the date of succession), and which, in the written opinion to the Bank (or its successor) of legal counsel of recognized standing, has resulted or will result (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding Interest Payment Date, additional amounts with respect to the Notes as described under “— Additional Amounts” below and, the Bank (or its successor), in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it (or its successor);

•
a “Tier 2 Capital Event”, defined in the Indenture to mean that as a result of: (a) any amendment to, or change in, the laws, rules or regulations of Bermuda (including, for the avoidance of doubt, any agency or instrumentality of Bermuda, including the BMA (or any successor entity thereto) and other appropriate bank regulatory agencies or instrumentalities) that is enacted or becomes effective after the initial issuance of the Notes; (b) any proposed change in those laws, rules or regulations that is announced or becomes effective after the initial issuance of the Notes; (c) the exercise of any powers by the BMA or the Minister of Finance under the Special Resolution Act; or (d) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations or policies with respect thereto that is announced after the initial issuance of the Notes, in each case, there is more than an insubstantial risk that we will not be entitled to treat the Notes then outstanding as “Tier 2 capital” (or its equivalent) for purposes of the capital adequacy rules for Bermuda banks as applied and interpreted by the BMA (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate banking agency) as then in effect and applicable, for so long as any Note is outstanding; or

•	a “1940 Act Event”, defined in the Indenture to mean our becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.
Notice of any redemption will be given at least 10 days, but not more than 60 days, before the redemption date to each holder of Notes to be redeemed in accordance with the Indenture.
Once notice of redemption is given to the holders, the Notes called for redemption will become due and payable on the redemption date and at the redemption price. A notice of redemption may not be conditional. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portion thereof called for redemption.
We may not redeem the Notes in part if the principal amount has been accelerated and such acceleration has not been rescinded, or unless all accrued and unpaid interest has been paid in full on all outstanding Notes for all interest periods terminating on or before the redemption date. If we redeem the Notes in part, the Trustee will select the Notes to be redeemed in principal amounts of  $1,000 and any integral multiple of  $1,000 in excess thereof by lot or in such manner as it deems fair and appropriate; provided, however, that Notes held in global form shall be selected for redemption in accordance with the applicable procedures of DTC.
Any redemption of the Notes is subject to prior approval of the BMA. The holders of the Notes should not expect us to redeem the Notes on or after the date they become redeemable at our option.

In the event of any redemption, neither we nor the Trustee will be required to (a) issue, register the transfer of, or exchange the Notes during a period beginning at the opening of business 15 days before the day of delivery of a notice of redemption of any such Notes selected for redemption and ending at the close of business on the day of delivery of notice of redemption, or (b) transfer or exchange any Notes so selected for redemption, except, in the case of any Notes being redeemed in part, any portion thereof not to be redeemed.
Additional Amounts
All payments of, or in respect of, principal, interest and any premium made by the Bank in respect of any Note will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or other governmental charges, in each case, in the nature of a tax (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of Bermuda, or any political subdivision or taxing authority thereof or therein, or any jurisdiction through which payment is made (the “Relevant Taxing Jurisdiction”), unless such taxes, duties, assessments or other governmental charges are required by law or by the official interpretation or administration thereof to be withheld or deducted. If any deduction or withholding for any present or future taxes, duties, assessments or other governmental charges of the Relevant Taxing Jurisdiction shall at any time be required by the Relevant Taxing Jurisdiction in respect of any amounts to be paid by the Bank on or in respect of the Notes, the Bank will pay to a holder of a Note such additional amounts (“additional amounts”) as may be necessary in order that the net amounts paid to such holder, after such deduction or withholding, shall be not less than the amounts such holder would have received if such taxes, duties, assessments or other governmental charges had not been withheld or deducted; provided, however, that the Bank shall not be required to make any payment of additional amounts for or on account of:
•
any present or future tax, duty, assessment or other governmental charge which would not have been imposed but for (i) the existence of a present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, such holder, if such holder is an estate, trust, partnership or corporation) and the Relevant Taxing Jurisdiction, as the case may be, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a domiciliary, national or resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein or otherwise having or having had some connection with the Relevant Taxing Jurisdiction, as the case may be, other than the holding or ownership of a Note or the collection of principal of and interest and premium, if any, on a Note or (ii) the presentation of a Note (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later, except to the extent that the holder would have been entitled to such additional amounts if it had presented such Note for payment on any day within such period of 30 days;

•	any estate, inheritance, gift, sales, transfer, personal property or similar tax, duty, assessment or other governmental charge;
•	any present or future tax, duty, assessment or other governmental charge which is payable otherwise than by withholding or deduction from payments on (or in respect of) the Notes;
•
any present or future tax, duty, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of the Note to comply with a request of the Bank (i) to provide information concerning the nationality, residence, or identity of the holder or such beneficial owner or (ii) to make any declaration or other similar claim to satisfy any information or reporting requirement, which in the case of (i) or (ii), is required or imposed by the applicable law of the Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such tax, duty, assessment or other governmental charge;

•
any present or future tax, duty, assessment or other governmental charge required to be withheld or deducted by any paying agent from any payment on a Note if such payment can be made without such withholding or deduction by presenting the Note to (where presentation is required for payment), or otherwise accepting payment from, any other paying agent; or

•	any combination of the items above.

Notwithstanding the foregoing, all payments shall be made net of any deduction or withholding imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (or any law implementing such an intergovernmental agreement) (any such withholding, a “FATCA Withholding Tax”), and no additional amounts will be payable as a result of any such FATCA Withholding Tax.
Nor shall additional amounts be paid with respect to any payment of principal of, and any premium or interest on, any Note to any holder who is a fiduciary, a partnership, a limited liability company or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the Relevant Taxing Jurisdiction to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary, a member of such partnership, an interest holder in a limited liability company or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of such Note.
Wherever there is mentioned in any context the payment of principal of, and any premium or interest on, any Note, such mention will be deemed to include payment of additional amounts provided for in the Indenture to the extent that in such context, additional amounts are, were or could be payable in respect thereof.
Events of Default; Limited Rights of Acceleration
Under the Indenture, the following are defined as “events of default” with respect to the Notes (whatever the reason for such event of default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree, or order of any court or any order, rule, or regulation of any administrative or governmental body):
•	a court of competent jurisdiction enters an order or decree, under any applicable bankruptcy, insolvency, reorganization or other similar law:
•	for relief in respect of the Bank in an involuntary case or proceeding;
•	adjudging the Bank bankrupt or insolvent;
•	approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Bank under any applicable law;
•	appointing a receiver or other similar official of the Bank or of any substantial part of its property; or
•
ordering the winding up or liquidation of the Bank’s affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

•
the commencement by the Bank of a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Bank in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a receiver or similar official of the Bank or of any substantial part of its property or the taking of corporate action by the Bank in furtherance of any such action.

Under the Indenture, the following are defined as “defaults” with respect to the Notes (whatever the reason for such default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree, or order of any court or any order, rule, or regulation of any administrative or governmental body):
•	any event of default with respect to the Notes;
•	default in the payment of any interest upon the Notes when such interest becomes due and payable, and continuance of that default for a period of 30 days;
•	default in the payment of principal of or premium on the Notes at maturity;

•
default in the performance, or breach, of any other covenant or warranty of the Bank in the Indenture (other than a covenant or warranty that has been included in the Indenture solely for the benefit of a series of debt securities other than the Notes), which default continues uncured for a period of 60 days after the Bank receives written notice from the Trustee, or the Bank and the Trustee receive written notice from the holders of not less than 25% of the principal amount of the then-outstanding Notes; and

•	any other event of default or default provided with respect to the Notes.
If the case of an event of default, the principal amount and accrued and unpaid interest on all outstanding Notes shall become immediately due and payable, without the need for any action on the part of the holders of the Notes or the Trustee, subject to the broad equity powers of a federal bankruptcy court and the determination by that court of the nature and status of the payment claims of the holders of the Notes.
At any time after acceleration with respect to the Notes has occurred, but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in aggregate principal amount of outstanding Notes of the series of our subordinated notes of which the Notes are a part and other affected series of securities issued under the Indenture, voting as one class, may waive all defaults and rescind and annul any acceleration occurring as to any and all securities of such series, including the Notes, but only if  (1) we have paid or deposited with the Trustee a sum of money sufficient (a) to pay to the holders of the outstanding securities of all affected series of securities established under the Indenture, including the Notes, (i) all overdue installments of any interest that have become due otherwise than by such declaration of acceleration, (ii) the principal of and any premium that have become due otherwise than by such declaration of acceleration and, to the extent permitted by applicable law, interest thereon at the rate of interest borne by the Notes and (iii) to the extent permitted by applicable law, interest upon installments of any interest, if any, that have become due otherwise than by such declaration of acceleration at the rate of interest borne by the Notes, and (b) to pay all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and all other amounts due the Trustee; and (2) all events of default with respect to the Notes other than the nonpayment of the principal of, or any premium and interest on, the Notes that shall have become due solely by such acceleration, shall have been cured or waived as provided in the Indenture. Even in the event of an acceleration of the maturity of the Notes upon the occurrence of an insolvency event, the rights of the holders of the Notes to receive payment of the principal of, and accrued and unpaid interest on, the Notes remain subject to the subordination provisions of the Notes as discussed above under “— Ranking; Subordination”.
In the case of a default that is not also an event of default, neither the Trustee nor the holders of the Notes will have the right to accelerate the maturity of the Notes. In such case, the Trustee may, subject to certain limitations and conditions, seek to enforce its rights and the rights of the holders of Notes to regularly scheduled payments of interest (provided such enforcement does not relate to future scheduled payments) and the payment of principal at the scheduled maturity of the Notes, as well as the performance of any covenant or other rights under the Indenture. Any such rights to receive payment of such amounts under the Notes remain subject to the subordination provisions of the Notes as discussed above under “— Ranking; Subordination”.
There is no right of acceleration in the case of our failure to pay the principal of, or interest on, the Notes or our nonperformance of any other covenant or warranty under the Notes or the Indenture.
The Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of outstanding Notes, unless the Trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the Trustee, the holders of a majority in principal amount of the then-outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.
No holder of any Notes will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or Trustee, or for any remedy under the Indenture, unless:
•	that holder has previously given to the Trustee written notice of a continuing event of default with respect to the Notes; and

•
the holders of at least 25% of the principal amount of the then-outstanding Notes have made written request, and offered indemnity reasonably satisfactory, to the Trustee to institute the proceeding as Trustee, and the Trustee has not received from the holders of a majority in principal amount of the then-outstanding Notes a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any Notes will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on such Notes on or after the due dates expressed in such Notes and to institute suit for the enforcement of such payment.
Consolidation, Merger, Amalgamation, Sale, Lease or Conveyance of Assets
The Indenture provides that the Bank may not consolidate with, amalgamate with or merge into any other legal entity or convey, transfer or lease our properties and assets substantially as an entirety to another individual or legal entity, unless:
•
the entity formed by the consolidation or amalgamation or into which the Bank merges, or to which the Bank conveys, transfers or leases its properties and assets, (1) is a corporation, partnership, limited liability company or trust, incorporated or organized and validly existing under the laws of Bermuda, the United States of America, any State thereof or the District of Columbia and (2) expressly assumes by a supplemental indenture the payment of the principal of and any premium and interest on the securities issued under the Indenture, and the performance or observance of any other covenant of the Indenture on the part of the Bank to be performed or observed;

•
immediately after giving effect to the transaction, no event of default and no event which, after notice or lapse of time or both, would become an event of default under the Indenture will have occurred and be continuing;

•
if, as a result of any such consolidation, amalgamation, merger, conveyance, transfer or lease, the properties or assets of the Bank would become subject to a mortgage, pledge, lien, security interest or other encumbrance that would not be permitted by the Indenture, the Bank or its successor takes such steps as shall be necessary to secure the debt securities issued under the Indenture equally and ratably with (or senior to) all indebtedness secured thereby; and

•	the Bank has delivered to the Trustee customary certificates and documentation evidencing compliance with the Indenture.
If the successor entity resulting from such consolidation, amalgamation or merger is organized or resident for tax purposes under the laws of a jurisdiction other than Bermuda, the successor entity shall agree to assume the obligations under the Notes to pay additional amounts (as described under “— Additional Amounts” above), substituting the name of its jurisdiction of organization or tax residence for Bermuda each place that it appears in the Indenture.
Defeasance
We may terminate some or all of our obligations with respect to the Notes by depositing with the Trustee (or another trustee which satisfies the requirements contemplated by the Indenture) as trust funds money or U.S. government obligations or a combination thereof sufficient to pay the principal of and premium, if any, and interest on, the Notes as they come due.
Defeasance is permitted only if, among other things, we deliver to the Trustee:
•	an opinion of counsel substantially in the form described in the Indenture to the effect that the holders of the Notes will have no U.S. federal income tax consequences as a result;
•	if the Notes are then listed on any securities exchange, an officers’ certificate to the effect that the debt securities of that series will not be delisted as a result; and
•	an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to the defeasance have been complied with.

This termination will not relieve us of our obligation to pay when due the principal of, premium, if any, and interest on the Notes if the Notes are not paid from the money or U.S. government obligations held by the Trustee (or another trustee which satisfies the requirements contemplated by the Indenture) for the purpose of making these payments.
Effect of Benchmark Transition Event
Benchmark Replacement. If the Bank (or its designee), as calculation agent, determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark on any date, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes during the floating rate period in respect of such determination on such date and all determinations on all subsequent dates.
Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Bank (or its designee), as calculation agent, will have the right to make Benchmark Replacement Conforming Changes from time to time.
In connection with any Benchmark Replacement or subsequent Benchmark Replacement Conforming Changes, The Bank of New York Mellon Trust Company, N.A. will be entitled to conclusively rely without liability on any determinations made by the Bank (or its designee), as calculation agent.
Certain Defined Terms. As used herein:
“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if (a) the Bank (or its designee), as calculation agent, cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date or (b) the then-current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR shall be determined), then
“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Bank (or its designee), as calculation agent, as of the Benchmark Replacement Date:
(1)	the sum of: (a) Compounded SOFR and (b) the Benchmark Replacement Adjustment;
(2)
the sum of: (a) the alternate rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(3)	the sum of: (a) the ISDA Fallback Rate, and (b) the Benchmark Replacement Adjustment; and
(4)
the sum of: (a) the alternate rate that has been selected by the Bank (or its designee), as calculation agent, as the replacement for the then-current Benchmark for the applicable Corresponding Tenor, giving due consideration to any industry-accepted rate as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate securities at such time, and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Bank (or its designee), as calculation agent, as of the Benchmark Replacement Date:
(1)
the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and
(3)
the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Bank (or its designee), as calculation agent, giving due consideration to any industry-accepted spread adjustment or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate securities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “interest period,” timing and frequency of determining rates with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Bank (or its designee), as calculation agent, decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Bank (or its designee), as calculation agent, decides that adoption of any portion of such market practice is not administratively feasible or if the Bank (or its designee), as calculation agent, determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Bank (or its designee), as calculation agent, determines is reasonably necessary).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1)	in the case of clause (1) of the definition of “Benchmark Transition Event,” the relevant Reference Time in respect of any determination;
(2)
in the case of clause (2) or (3) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(3)	in the case of clause (4) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
For the avoidance of doubt, for purposes of the definitions of Benchmark Replacement Date and Benchmark Transition Event, references to the Benchmark also include any reference rate underlying the Benchmark (for example, if the Benchmark becomes Compounded SOFR, references to the Benchmark would include SOFR).
For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark as determined by the Bank (or its designee), as calculation agent:
(1)
if the Benchmark is Three-Month Term SOFR, (a) the Relevant Governmental Body has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, (b) the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or (c) we determine that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible;

(2)
a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(3)
a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(4)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the Bank (or its designee), as calculation agent, in accordance with:
(1)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:
(2)
if, and to the extent that, the Bank (or its designee), as calculation agent, determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Bank (or its designee), as calculation agent, giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating rate securities at such time.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.
“Interpolated Benchmark” with respect to the Benchmark means the rate determined by the Bank (or its designee), as calculation agent, for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor, and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.
“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
The terms “Federal Reserve Bank of New York's Website,” “Reference Time,” “Relevant Governmental Body,” “SOFR” and “Term SOFR” have the meanings set forth above under the heading “—Interest.”
Amendments and Waivers
Provided that such amendment or supplement does not have a material and adverse effect on the rights, preferences or privileges of the Trustee and/or the holders of the Notes, Butterfield and the Trustee may, without the consent of the holders of the Notes, amend or supplement the Indenture or such Notes under the Indenture to:
•	evidence the succession of another person to the Bank and the assumption by any such successor of the covenants of the Bank with respect to the debt securities;
•	add to the covenants of the Bank for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon the Bank;
•
add any additional defaults or events of default for the benefit of the holders of all or any series of debt securities, provided such additional defaults or events of default do not affect the qualification of the Notes as Tier 2 capital under the Basel III Framework as interpreted and applied by the BMA;

•	provide for uncertificated securities in addition to or in place of certificated securities;
•
make any change that does not apply to any debt securities of any series created prior to the execution of such supplemental indenture and does not adversely affect the rights of any holder of such debt securities;

•	secure the debt securities;

•	provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the Indenture;
•
evidence and provide for the acceptance of appointment under the Indenture by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one trustee; or

•	cure any ambiguity, defect or inconsistency.
Except as set forth below, we and the Trustee may enter into a supplemental indenture with the written consent of the holders of a majority in principal amount of the outstanding Notes for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the holders of the Notes.
Notwithstanding the foregoing, without the consent of each holder of Notes, an amendment or waiver with respect to the Indenture may not:
•	change the maturity for the principal or interest payment on a Note;
•	reduce the principal amount, the amount payable on acceleration of the maturity after a default, the interest rate or the redemption price for a Note;
•	change the currency of any payment on a Note;
•	modify the subordination provisions in a manner adverse to the holders;
•	change the place of payment on a Note;
•	impair a holder’s right to sue for payment of any amount due on its Note;
•	reduce the percentage in principal amount of the Notes the approval of whose holders is needed to change the Indenture or the Notes;
•	reduce the percentage in principal amount of the Notes the consent of whose holders is needed to waive our compliance with the Indenture or to waive defaults; and
•
change the provisions of the Indenture dealing with modification and waiver in any other respect, except to increase any required percentage referred to above or to add to the provisions that cannot be changed or waived without approval of the holder of each affected debt security.

Satisfaction and Discharge
The Indenture will cease to be of further effect as to the Notes when:
•
either (A) all of the Notes theretofore authenticated and delivered (other than Notes that have been destroyed, lost or stolen and that have been replaced or paid) have been delivered to the Trustee for cancellation; or (B) all of the Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable, (2) will become due and payable at their stated maturity within one year, or (3) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of Butterfield, and Butterfield has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust an amount sufficient for the purpose of paying and discharging the entire indebtedness on such Notes not theretofore delivered to the Trustee for cancellation, for principal and interest to the date of such deposit (in the case of such Notes which have become due and payable on or prior to the date of such deposit) or to the stated maturity or redemption date, as the case may be;

•	Butterfield has paid or caused to be paid all other sums payable under the Indenture by Butterfield; and
•
Butterfield has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture with respect to the Notes have been complied with.

Governing Law
The Notes and the Indenture will be governed by the laws of the State of New York.

BOOK-ENTRY PROCEDURES AND SETTLEMENT
The Notes will be issued under a book-entry system in the form of one or more global securities. The Notes will be registered in the name of Cede & Co., as a nominee for DTC, or such other name as may be requested by an authorized representative of DTC. The global securities will be deposited with DTC.
Following the issuance of the Notes in book-entry only form, DTC will credit the accounts of its participants with the Notes upon our instructions. DTC will thus be the only registered holder of the global securities representing the Notes.
Global securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global securities may be held through the Euroclear System, or Euroclear, and Clearstream Banking, S.A., or Clearstream, each as indirect participants in DTC. Transfers of beneficial interests in the global securities will be subject to the applicable rules and procedures of DTC and its direct and indirect participants, including, if applicable, those of Euroclear and Clearstream, which may change from time to time. DTC has advised us as follows: it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC holds securities that its participants deposit with it. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between participants’ accounts, thereby eliminating the need for physical movement of securities certificates.
Direct participants in DTC’s system include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to DTC’s system also is available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which we collectively call indirect participants. Persons that are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and the indirect participants. The rules applicable to DTC and its participants are on file with the SEC.
DTC has also advised us that, upon the issuance of the Notes, it will credit, on its book-entry registration and transfer system, the Notes evidenced thereby to the designated accounts of participants. Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of those ownership interests may be effected only through, records maintained by DTC or its nominee (with respect to participants) and the records of participants and indirect participants (with respect to other owners of beneficial interests in the global securities).
Investors in the global securities that are participants may hold their interests therein directly through DTC. Investors in the global securities that are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are participants in such system. Euroclear and Clearstream will hold interests in the global securities on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. All interests in a global security, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.
The laws of some states require that certain purchasers of securities take physical delivery of those securities in definitive form. These laws may impair the ability of holders to transfer beneficial interests in the global securities to certain purchasers. Because DTC can act only on behalf of the participants, which in turn act on behalf of the indirect participants, the ability of a person having beneficial interests in a global security to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

All redemption proceeds, distributions and interest payments with respect to the Notes that are registered in the name of or held by DTC or nominee will be payable to DTC or nominee, as the case may be, in its capacity as registered holder of the global securities.
We have been advised by DTC that its current practice, upon receipt of any redemption proceeds, distributions and interest payments with respect to the Notes, is to credit participants’ accounts with payments on the payment date, unless DTC has reason to believe it will not receive payments on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the relevant security as shown on the records of DTC. Payments by participants and indirect participants to owners of beneficial interests in the global securities held through such participants and indirect participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such participants or indirect participants, and will not be the responsibility of us nor any agent of us. Neither we nor any agent will be liable for any delay by DTC or by any participant or indirect participant in identifying the beneficial owners of the global securities, and we and any such agent may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream. DTC has advised us that it will take any action permitted to be taken by a holder of global securities only at the direction of one or more participants to whose account DTC has credited the interests in the global securities and only in respect of such portion of the aggregate amount of the global securities as to which such participant or participants has or have given such direction.
Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor any agent of us will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
The information in this section, including any description of the operations and procedures of DTC, Euroclear and Clearstream, has been provided solely as a matter of convenience. We do not take any responsibility for the accuracy of this information, and this information is not intended to serve as a representation, warranty or contract modification of any kind. The operations and procedures of DTC, Euroclear and Clearstream are solely within the control of such settlement systems and are subject to changes by them. We urge investors to contact such systems or their participants directly to discuss these matters.

CERTAIN MATERIAL TAX CONSIDERATIONS
Bermuda Tax Considerations
At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by holders of the Notes in respect of the Notes.
Stamp Duty
Stamp duty is a tax in Bermuda imposed on written documents. The governing legislation is the Stamp Duties Act 1976, as amended (the “Stamp Duties Act”). The Stamp Duties Act sets out the instruments that are subject to stamp duty, which generally include certain instruments or documents as specified in the Stamp Duties Act that are executed in Bermuda or, if executed outside of Bermuda, are then brought into Bermuda.
There are certain limited stamp duty exemptions under the Bermuda Stock Exchange Company Act 1992 (the “BSX Act”), which extend to local companies, the securities of which are listed on the BSX. We intend to apply for the Notes to be listed on the BSX by or before the consummation of this offering of the Notes. Pursuant to the BSX Act, the provisions of the Stamp Duties Act will not apply to any instrument which relates to (i) a conveyance or transfer on sale, (ii) a conveyance or transfer to effect or having the effect of a voluntary disposition inter vivos, or (iii) any agreement for the lending and borrowing, of any securities which are listed on the BSX. Accordingly, for so long as the Notes remain listed on the BSX, the stamp duty exemptions under the BSX Act would apply. However, dealings in the Notes beyond the limited exemptions under the BSX Act may attract stamp duty under various heads of the Schedule to the Stamp Duties Act. For example, ad valorem stamp duty may be payable (i) when the Notes are issued; (ii) where security is granted over the Notes; and (iii) where the Notes form part of a deceased’s estate and probate is sought.
The Stamp Duties Act prescribes the persons liable to pay the stamp duty, whether the amount of duty is a fixed or ad valorem amount and the time period in which the duty must be paid, depending on the nature of the instrument. The Stamp Duties Act also sets out the consequences for failure to stamp instruments which are subject to duty.
Generally, if a stampable document has been executed in Bermuda or has been executed outside of Bermuda and then brought into Bermuda and stamp duty is not paid in accordance with the Stamp Duties Act, the document is not valid for any purpose (including registration) in Bermuda, until such time as it is stamped. In addition, a stampable document which is not duly stamped (i) is not admissible in court proceedings in Bermuda, except in criminal proceedings or stamp duty violation prosecutions; and (ii) may not be acted upon, filed, or registered by any public official or by any company. Anyone trying to evade payment of stamp duty commits an offence and is liable to prosecution and penalty. Any person who draws, makes, issues, endorses or transfers or signs, otherwise than as a witness, or presents for acceptance or payment or accepts, pays or receives payment of or in any manner negotiates any promissory note (which may include the Notes) without the same being duly stamped (or otherwise subject to an exemption) commits an offence under Bermuda law.
U.S. Federal Income Taxation
This section describes the material U.S. federal income tax considerations relevant to the purchase, ownership and disposition of the Notes we are offering, but does not purport to be a complete analysis of all potential tax effects. It applies to you only if you acquire Notes in the initial offering and hold your Notes as capital assets for U.S. federal income tax purposes. This section addresses only U.S. federal income taxation and does not discuss all of the tax consequences that may be relevant to you in light of your individual circumstances, including foreign, state or local tax consequences, and tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax. This section does not apply to you if you are a member of a class of holders subject to special rules, including:
•	a dealer in securities;
•	a regulated investment company;
•	a trader in securities that elects to use a mark-to-market method of accounting;
•	a tax-exempt organization;

•	a bank, an insurance company, or any other financial institution;
•	a person that holds registered securities as part of a straddle or a hedging, conversion, or other risk reduction transaction for tax purposes;
•	a person that purchases or sells Notes as part of a wash sale for tax purposes; or
•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the US dollar.
This section is based on the Code, its legislative history, existing and proposed regulations, published rulings and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes holding Notes should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the Notes.
As discussed above under “Risk Factors”, the BMA is authorized to modify contractual arrangements (which could include a variation of the terms of the Notes) in certain circumstances. Depending on the circumstances, such modifications may or may not be treated as taxable exchanges for United States federal income tax purposes. You should consult your own tax advisor regarding the United States federal, state and local tax consequences of such modifications.
You should consult your own tax advisor regarding the U.S. federal, state and local, foreign and other tax consequences of owning and disposing of Notes in your particular circumstances.
U.S. Holders
This subsection describes the material U.S. federal income tax consequences to a U.S. holder of owning the Notes. You are a U.S. holder if you are a beneficial owner of Notes and you are, for U.S. federal income tax purposes:
•	an individual that is a citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States, any state therein, or the District of Columbia;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.
If you are not a U.S. holder, this subsection does not apply to you, and you should refer to “— Non-U.S. Holders” below.
Payments of Interest. You will be taxed on any interest on your Notes as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes. It is expected, and this discussion assumes, that Notes will be issued without original issue discount for U.S. federal income tax purposes.
Interest paid by us on the Notes is income from sources outside the United States and will generally be “passive” income for purposes of computing any foreign tax credit.
Purchase, Sale and Retirement of Notes. Your tax basis in your Note will generally be its cost. You will generally recognize capital gain or loss on the sale or retirement of your Note equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest (which will be treated as interest payments), and your tax basis in your Note. Capital gain of a non-corporate U.S. holder is generally taxed at preferential rates where the holder has a holding period of greater than one year. Such gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

Non-U.S. Holders
This subsection describes the tax consequences to a non-U.S. holder of owning and disposing of Notes. You are a non-U.S. holder if you are a beneficial owner of Notes and you are, for U.S. federal income tax purposes:
•	a non-resident alien individual;
•	a foreign corporation; or
•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from a Note.
If you are a U.S. holder, this subsection does not apply to you.
Payments of Interest. If you are a non-U.S. holder, interest on your Notes will not be subject to U.S. federal income tax unless the interest is “effectively connected” with your conduct of a trade or business within the United States (or is treated as such), and, if required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis, the interest is attributable to a permanent establishment that you maintain in the United States. In such cases you generally will be taxed in the same manner as a U.S. holder. If you are a corporate non-U.S. holder, “effectively connected” interest may also, under certain circumstances, be subject to an additional “branch profits tax” at a rate of 30% or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.
Purchase, Sale and Retirement of Notes. If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or retirement of your Notes unless:
•
the gain is effectively connected with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis; or

•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.
If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.
Information with Respect to Foreign Financial Assets
Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties, and (iii) interests in foreign entities. The Notes may be subject to these rules. Holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the Notes.
Information Reporting and Backup Withholding
If you are a noncorporate U.S. holder, information reporting requirements, on IRS Form 1099, generally would apply to payments of principal and interest on the Notes within the United States and the payment of proceeds to you from the sale of a Note effected at a United States office of a broker. Additionally, backup withholding may apply to such payments if you fail to comply with applicable certification requirements or (in the case of interest payments) are notified by the IRS that you have failed to report all interest required to be shown on your federal income tax returns.
If you are a non-U.S. holder, you are generally exempt from backup withholding and information reporting requirements with respect to payments of principal and interest made to you outside the United States by us or another non-United States payor. You are also generally exempt from backup withholding and information reporting requirements in respect of payments of principal and interest made within the United States and the payment of the proceeds from the sale of a Note effected at a United States office of a broker, as long as either (i) the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished a valid IRS Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-United States person, or (ii) you otherwise establish an exemption.
Payment of the proceeds from the sale of Notes effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.
You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

CERTAIN ERISA CONSIDERATIONS
A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes offered hereby. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.
Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans and other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons and penalties and liabilities under ERISA and the Code for the fiduciary of the Plan, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under other applicable federal, state, local, non-U.S. or other laws (“Similar Laws”).
The acquisition or holding of the Notes offered hereby by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we, certain of our affiliates or the underwriters are or become a party in interest or disqualified person may result in a direct or indirect prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless the Notes offered hereby are acquired and held pursuant to an applicable exemption. The U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Notes offered hereby. These exemptions include, without limitation, PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide limited relief from the prohibited transactions provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the Notes offered hereby nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.
Because of the foregoing, the Notes offered hereby should not be acquired or held by any person investing “plan assets” of any Plan, Plan Asset Entity or Non-ERISA Arrangement, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.
The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering acquiring or holding the Notes offered hereby on behalf of or with the assets of any Plan, Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investments as well as the availability of exemptive relief under any of the PTCEs listed above or the service provider exemption, as applicable. Neither this discussion nor anything in this prospectus supplement is or is intended to be investment advice directed at any potential purchaser or holder that is a Plan, Plan Asset Entity, or Non-ERISA Arrangement, or at such purchasers and holders generally, and such purchasers and holders should consult and rely on their counsel and advisors as to whether an investment in the Notes is suitable and consistent with ERISA, the Code and any Similar Laws, as applicable. Purchasers and holders of the Notes issued hereby have exclusive responsibility for ensuring that their purchase and holding of the Notes offered hereby do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any applicable Similar Laws. The sale of any Notes offered hereby to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives or underwriters that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

SUPPLEMENTAL PLAN OF DISTRIBUTION
Under the terms and subject to the conditions contained in an underwriting agreement dated , 2020, between us and the representatives on behalf of the underwriters, we have agreed to sell the Notes, and the underwriters through the representatives have severally, but not jointly, agreed to purchase from us the principal amount of Notes listed opposite their respective names below.
Underwriter	Principal Amount of Notes
Keefe, Bruyette & Woods, Inc.	$
Barclays Capital Inc.	$
Total	$
The underwriting agreement provides that the obligations of the underwriters to purchase the Notes offered hereby are subject to certain conditions precedent and that the underwriters are obligated to purchase all of the Notes offered by this prospectus supplement if any of the Notes are purchased.
We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.
The following table shows the per Note and total underwriting discounts with respect to Notes offered hereby.
Per Note	$
Total	$
We estimate that the total expenses of this offering payable by us, not including the underwriting discounts, will be approximately $     . We have agreed to reimburse the underwriters for certain legal expenses in connection with this offering in an amount not to exceed $100,000 in the aggregate.
Notes sold by the underwriters to the public will be offered at the public offering price set forth on the cover of this prospectus supplement. If all the Notes are not sold at the public offering price, the underwriters may change the offering price and the other selling terms. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
The Notes are new issue securities with no established trading market. We will apply to list the Notes on the BSX under the symbol “NTBBH2.BH”. The underwriters expect to make a market for the Notes only in the United States and not on the BSX. If the underwriters choose to make a market, they may cease doing so at any time.
No Sales of Similar Securities
We have agreed, for a period beginning on the date of the underwriting agreement and through the date of delivery of the Notes to investors, that we will not, without the prior written consent of the representatives of the underwriters, directly or indirectly, issue, sell, offer or contract to sell, grant any option for the sale of, or otherwise transfer or dispose of, any debt securities or nonconvertible preferred stock, including any guarantee of such securities, or any securities convertible into or exchangeable for or representing the right to receive such securities, other than the Notes.
Price Stabilization, Short Positions
In connection with this offering of the Notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which create a short position for the underwriters. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing, or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representative has repurchased

Notes sold by or for the account of such underwriter in stabilizing or syndicate covering transactions. Stabilizing transactions and syndicate covering transactions, and together with the imposition of a penalty bid, may cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Electronic Distribution
This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by the underwriters or their affiliates.
Other than the prospectus supplement and the accompanying prospectus in electronic format, information on such websites and any information contained in any other website maintained by the underwriters or their affiliates is not part of this prospectus supplement or our registration statement of which the related prospectus forms a part, has not been approved or endorsed by us or the underwriters in their capacity as underwriters and should not be relied on by investors.
Other Relationships
Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments including serving as counterparties to certain derivative and hedging arrangements and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, they may hedge their credit exposure to us consistent with their customary risk management policies. These underwriters and their affiliates could hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Settlement
It is expected that delivery of the Notes will be made against payment thereof on or about, 2020, which is the    business day following the date hereof (this settlement cycle being referred to as “T+ ”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to two business days before delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle in T+ , to specify alternative settlement arrangements to prevent a failed settlement.
Selling Restrictions
European Economic Area and UK
In relation to each member state of the European Economic Area or in the United Kingdom, each a Relevant State, no offer of the Notes to the public has been or will be made in that Relevant State, except that offers of the Notes to the public may be made in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
•	to any legal entity which is a “qualified investor” as defined in the Prospectus Regulation;

•	to fewer than 150 natural or legal persons (other than qualified investors, as defined in the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or
•	in any other circumstances falling within Article 1(4) of the Prospectus Regulation;
provided that no such offer of Notes shall require us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of the above provisions, the expression “an offer of Notes to the public” in relation to any Notes in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any Notes to be offered so as to enable an investor to decide to purchase or subscribe for any Notes, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
United Kingdom
This document is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(e) of the Prospectus Regulation that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, referred to herein as the Order, and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated. Each such person is referred to herein as a Relevant Person.
In the United Kingdom, any investment or investment activity to which this prospectus supplement relates is available only to Relevant Persons and will only be engaged with Relevant Persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this document or any of its contents.
Canada
The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment hereto or thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Bermuda
The Notes may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act 2003 of Bermuda. Additionally, non-Bermudian persons may not carry on or engage in any trade or business in Bermuda unless such persons are authorized to do so under applicable Bermuda law. Engaging in the activity of offering or marketing the Notes in Bermuda to persons in Bermuda may be deemed to be carrying on business in Bermuda.

VALIDITY OF THE NOTES
The validity of the Notes offered hereby will be passed upon for us by Sullivan & Cromwell LLP, New York, New York, as to matters of U.S. law, and by Conyers Dill & Pearman Limited, Hamilton, Bermuda, as to matters of Bermuda law. The underwriters have been represented by Davis Polk & Wardwell LLP, New York, New York, as to matters of U.S. law.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated herein by reference to the Annual Report on Form 20-F have been so incorporated in reliance on the report of PricewaterhouseCoopers Ltd. (“PwC”), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
In the second half of 2015, in connection with the Company’s decision to pursue a public offering in the United States, the Audit Committee undertook a substantive review of PwC’s independence with respect to the Company under applicable SEC independence rules and identified certain relationships that were inconsistent with the Regulation S-X auditor independence rules, specifically (i) a non-audit service, as described below, provided by PwC that included a contingent fee arrangement and (ii) certain individuals’ ordinary course retail banking relationships.
In January 2015, the Company entered into an arrangement (the “Arrangement”) with PricewaterhouseCoopers Human Capital Consulting Ltd. (“PwC HCC”), an affiliated entity of PwC. PwC HCC’s responsibilities under the Arrangement were to identify potential candidates for the Chief Accountant position at the Company; PwC HCC provided the Company with the resumes of two potential candidates. Thereafter, PwC HCC had no further involvement in the recruitment process. One of the candidates identified by PwC was ultimately hired by the Company for the position on April 1, 2015, following a further process conducted solely internally by Company management and the Audit Committee. PwC HCC’s fee was $39,690, subject to a contractual provision contemplating 50% of the fee paid to PwC HCC being returned should the person not remain in the position for six months and if no suitable replacement could be found by PwC HCC.
In connection with the Audit Committee’s evaluation of PwC’s independence under applicable SEC independence rules under Regulation S-X, in June 2015, the Company and PwC HCC agreed that PwC HCC would amend its engagement letter to remove the fee contingency and refund the fees it had received from the Company. As part of its review, the Audit Committee considered whether the Arrangement impaired PwC’s objectivity and integrity with respect to any “mutual interest” that PwC would have with the Company relating to the matters covered by the Arrangement (including the potential appearance thereof), as well as the amount and nature of the fee. The Audit Committee determined that, in light of the limited nature of PwC’s involvement in the hiring process and lack of visibility into the Company’s ultimate actions and decisions with respect to hiring and retention decisions, as well as the immateriality of the amount of the fee to both the Company and PwC, the Arrangement, including the contingent fee payment aspect thereof, did not impair the ability of PwC to exercise objective and impartial judgement in the audit of the Company’s financial statements. PwC also separately arrived at the same determination.
The Audit Committee also reviewed the covered person relationships requirements pursuant to Regulation S-X, which prohibit deposit relationships with certain covered persons when there is no deposit insurance (as was the case in Bermuda for the first two quarters of 2016). The review identified that the Company had provided certain basic financial services (relating to savings, checking and brokerage accounts as well as one mortgage) to certain “covered persons” at PwC. The individuals at PwC and the Company promptly took action to ensure that the covered persons arranged for alternative banking relationships, and that their respective accounts with the Company were terminated. Due to the ordinary course nature of these services, and on the basis that the relationships were terminated prior to the commencement of the 2015 financial year audit, the Audit Committee and PwC each separately determined that these prior financial relationships would not impair the ability of the covered persons to exercise objective and impartial judgement in the audit of the Company’s financial statements. The Audit Committee also noted the limited number of banking alternatives available for the covered persons in Bermuda.
The Audit Committee (assisted by legal counsel) and PwC thoroughly considered the impact that the Arrangement, including potential “mutuality of interest” considerations and the contingent fee payment, and the personal financial account relationships with certain covered persons, may have had on PwC’s independence with respect to the Company. PwC and the Audit Committee considered these matters in light of all available facts and circumstances and determined that no reasonable investor with knowledge of all relevant facts and circumstances would conclude that PwC has not been capable of exercising objective and impartial judgment in connection with the audit engagement.
In making this determination, both the Audit Committee and PwC considered, among other things, the facts and circumstances described above and the following:
•	the amount of funds involved and the fees paid to PwC HCC were de minimis;
•
potential “mutuality of interest” and appearance considerations arising from the Arrangement, which were determined not to raise concerns with PwC’s ability to exercise objective and impartial judgment, given the limited nature of PwC’s involvement in the hiring process and lack of visibility into the Company’s ultimate actions and decisions with respect to hiring and retention decisions;

•
the Audit Committee’s determination that the arrangements with PwC were permissible under the independence standards in effect for the prior audits of the Company under the International Ethics Standards Board for Accountants; and

•
upon the Company’s decision to consider a public offering in the United States, the Company and PwC took prompt corrective action upon learning of the impact of these matters under applicable SEC independence rules and the financial interests and fee structure were resolved prior to the commencement of the engagement to audit the Company’s 2015 financial statements.

We are not aware, based on our own review, of any additional non-audit services that may bear on PwC’s independence in performing audit services for the Company.
The consolidated financial statements of Butterfield Bank (Channel Islands) Limited (formerly ABN AMRO (Channel Islands) Limited) for the year ended December 31, 2018, appearing in our Report on Form 6-K filed with the SEC on June 4, 2020, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein, and incorporated by reference in this prospectus supplement. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus information from other documents that we may file with the SEC. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement and the accompanying prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement or the accompanying prospectus and information incorporated by reference into this prospectus supplement or the accompanying prospectus, you should rely on the information contained in the document that was filed later.
We incorporate by reference the documents listed below and any subsequent documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the termination of the offer being made pursuant to this prospectus supplement (other than information that, under the Exchange Act and SEC rules, is deemed to be “furnished” and not filed with the SEC):
(1)	the Annual Report on Form 20-F (filed with the SEC on February 26, 2020);
(2)	our Pillar III filing for the six months ended December 31, 2019, included as an exhibit to our Report on Form 6-K filed with the SEC on February 28, 2020;
(3)
our Report on Form 6-K containing the audited consolidated financial statements of Butterfield Bank (Channel Islands) Limited (formerly ABN AMRO (Channel Islands) Limited) for the year ended December 31, 2018, the unaudited interim consolidated financial statements of Butterfield Bank (Channel Islands) Limited (formerly ABN AMRO (Channel Islands) Limited) for the six months ended June 30, 2019, and unaudited pro forma condensed combined financial information for The Bank of N.T. Butterfield & Son Limited and Butterfield Bank (Channel Islands) Limited (formerly ABN AMRO (Channel Islands) Limited) for the year ended December 31, 2019 (filed with the SEC on June 4, 2020); and

(4)
our earnings release and financial statements for the three months ended March 31, 2020, included as Exhibit 99.1 and Exhibit 99.2, respectively, to our Report on Form 6-K filed with the SEC on April 30, 2020 (except for the commentary of our Chief Executive Officer contained, and any website referred to, in Exhibit 99.1).

We may also incorporate any other Form 6-K that we submit to the SEC on or after the date hereof and prior to the termination of this offering of the Notes under this prospectus supplement if the Form 6-K filing specifically states that it is incorporated by reference into the registration statement of which the accompanying prospectus forms a part. Unless stated otherwise in the applicable report, information that is furnished rather than filed with the SEC is not incorporated herein by reference.
We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement excluding exhibits to those documents, unless such exhibits are specifically incorporated by reference into those documents. You may request a copy of any of those documents, at no cost, by writing or telephoning us at our principal executive offices at the following address:
65 Front Street
Hamilton, HM 12
Bermuda
+1 441 295 1111
Other than any documents expressly incorporated by reference, the information on our website and any other website that is referred to in this prospectus supplement or any document incorporated herein is not part of this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the information requirements of the Exchange Act applicable to a foreign private issuer and, accordingly, file or furnish reports, including annual reports on Form 20-F, reports on Form 6-K, and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

PROSPECTUS
The Bank of N.T. Butterfield & Son Limited

Common Shares
Dollar Preference Shares
Depositary Shares
Debt Securities
Warrants
Units
The securities identified above may be offered and sold from time to time by us in one or more offerings. We may also offer common shares upon conversion of debt securities, or common shares or debt securities upon exercise of warrants. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. When securities are offered under this prospectus, we will provide a prospectus supplement describing the specific terms of any securities to be offered, and the specific manner in which they may be offered, including the amount and price of the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement, together with any documents incorporated by reference, carefully before you invest in the securities described in the applicable prospectus supplement. This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement and a pricing supplement, if any.
Our common shares are listed on the New York Stock Exchange and trade under the symbol “NTB” and on the Bermuda Stock Exchange under the symbol “NTB.BH”.

Investing in our securities involves certain risks. You should carefully read this prospectus and the applicable prospectus supplement and pricing supplement, if any, together with the documents incorporated by reference herein, before you make your investment decision. See “Risk Factors” on page 5 of this prospectus and our most recent annual report on Form 20-F, which is incorporated herein by reference, as well as any additional risk factors included in, or incorporated by reference into, the applicable prospectus supplement and pricing supplement, if any, to read about factors you should consider before buying any of our securities.
We may offer and sell the securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods.
Our common shares are not saving accounts or deposits and are not insured by any government agency.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is April 18, 2018.

You should rely only on the information contained in or incorporated by reference into this prospectus, any applicable prospectus supplement and pricing supplement, and any related free writing prospectus. We have not authorized any other person to provide you with information other than that contained or incorporated by reference in this prospectus, any prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any applicable prospectus supplement and pricing supplement and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.
Securities may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act 2003 and the Exchange Control Act 1972 and related regulations. In addition, the permission of the Bermuda Monetary Authority (the “BMA”) is required, pursuant to the provisions of the Exchange Control Act 1972 and related regulations, for all issuances and transfers of shares of Bermuda companies to or from a non-resident of Bermuda for exchange control purposes, other than in cases where the BMA has granted a general permission. The Bermuda Monetary Authority, in its notice to the public dated June 1, 2005, has granted a general permission for the issue and subsequent transfer of any securities of a Bermuda company from and/or to a non-resident of Bermuda for exchange control purposes for so long as any “Equity Securities” of the company are listed on an “Appointed Stock Exchange” (which would include the New York Stock Exchange). In granting the general permission, the BMA does not accept any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this registration statement.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. The prospectus does not contain all information included in the registration statement. You may review a copy of the registration statement at the SEC’s Public Reference Room as well as through the SEC’s Internet site, as described below. Under this shelf registration process, we may offer and sell the securities identified in this prospectus in one or more offerings. Each time we offer and sell securities, we will provide a prospectus supplement along with this prospectus that will contain specific information about the terms of the offering and the securities being offered and, if necessary, a pricing supplement that will contain the specific terms of your securities. The prospectus supplement and, if necessary, the pricing supplement, may also add, update or change information contained in this prospectus. Any information contained in this prospectus will be deemed to be modified or superseded by any inconsistent information contained in a prospectus supplement or a pricing supplement. You should read carefully this prospectus and any prospectus supplement and pricing supplement, together with the additional information described below under “Where You Can Find More Information”.
Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we”, “us”, “our”, the “Company” or the “Group” or similar references mean The Bank of N.T. Butterfield & Son Limited and its consolidated subsidiaries and all references in this prospectus to “Butterfield” or the “Bank” means The Bank of N.T. Butterfield & Son Limited.
References to “BMD”, “BM$”, or “Bermuda Dollars” are to the lawful currency of Bermuda, and “USD”, “US$”, “$” and “US Dollars” are to the lawful currency of the United States of America. The Bermuda Dollar is pegged to the US Dollar on a one-to-one basis and therefore BM$1.00 = US$1.00.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
Certain statements contained in or incorporated by reference into this prospectus that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in the Company’s future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Company that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations or assumptions regarding the future of our business, future plans and strategies, our operational results and other future conditions. Forward-looking statements can be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “seek,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “contemplate” and other similar expressions, although not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and the documents incorporated by reference into this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, capital and liquidity requirements, prospects, growth, strategies and the industry in which we operate.
There are important factors that could cause actual results to differ materially from those contemplated by such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We believe that these risks and uncertainties include, but are not limited to, those described in the “Risk Factors” section of our annual report on Form 20-F for the fiscal year ended December 31, 2017 (the “Annual Report on Form 20-F”), which include, but are not limited to, the following:
•	changes in economic and market conditions;
•	changes in market interest rates;
•	our access to sources of liquidity and capital to address our liquidity needs;
•	our ability to attract and retain customer deposits;
•	our ability to effectively compete with other financial services companies and the effects of competition in the financial services industry on our business;

•	our ability to successfully execute our business plan and implement our growth strategy;
•	our ability to successfully manage our credit risk and the sufficiency of our allowance for credit loss;
•	our ability to successfully develop and commercialize new or enhanced products and services;
•	our ability to transact business in EU countries in the aftermath of Brexit;
•
damage to our reputation from any of the factors described in this section, or in the “Risk Factors” or “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Annual Report on Form 20-F;

•	our reliance on appraisals and valuation techniques;
•	our ability to attract and maintain qualified employees and key executives;
•	our reliance on third-party vendors;
•	our reliance on the effective implementation and use of technology;
•	our ability to identify and address cyber-security risks;
•	the effect of a material breach of, or interruption to, the security of any of our vendors’ systems;
•	the failure or interruption of our information and communications systems;
•	the effectiveness of our risk management and internal disclosure controls and procedures;
•	our ability to maintain effective internal control over financial reporting;
•	the likelihood of success in, and the impact of, litigation or regulatory actions; and
•
the complex and changing regulatory environment in which we operate, including any changing regulatory requirements and restrictions placed on us by our principal regulator, the BMA, and other regulators, the impact to us of the enactment of the Tax Cuts and Jobs Act in the U.S. on December 22, 2017 as well as our ability to comply with regulatory schemes in multiple jurisdictions.

These factors should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus and our SEC filings.
Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by our forward-looking statements. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate, are consistent with the forward-looking statements contained in or incorporated by reference into this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.
Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement that we make in this report speaks only as of the date of such statement. Except to the extent required by applicable law, we undertake no obligation to update any forward-looking statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to a foreign private issuer and, accordingly, file or furnish reports, including annual reports on Form 20-F, reports on Form 6-K, and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form F-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.
The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC on or after the date of this prospectus will be incorporated by reference into this prospectus and will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules).
We incorporate by reference into this prospectus the following documents or information filed by us with the SEC:
(1)	the Annual Report on Form 20-F (filed with the SEC on February 26, 2018);
(2)	our Pillar III filing for the six months ended December 31, 2017, included as an exhibit to our Report on Form 6-K filed with the SEC on March 26, 2018;
(3)	our notice of Annual General Meeting and proxy materials for the year ended December 31, 2017, included as an exhibit to our Report on Form 6-K filed with the SEC on March 26, 2018;
(4)	our Report on Form 6-K regarding our completion of the acquisition of Deutsche Bank’s Global Trust Solutions business, filed with the SEC on March 29, 2018; and
(5)	the “Description of Share Capital” in our registration statement on Form F-1 filed with the SEC on February 13, 2017 (file number 333-216018).
All subsequent annual reports that we file on Form 20-F on or after the date of this prospectus and prior to the termination of the offerings under this prospectus and any applicable prospectus supplement will also be deemed to be incorporated by reference into this prospectus. We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus. We may also incorporate any other Form 6-K that we submit to the SEC on or after the date of this prospectus and prior to the termination of the offering under this prospectus and any applicable prospectus supplement if the Form 6-K filing specifically states that it is incorporated by reference into the registration statement of which this prospectus forms a part.
You may request a copy of these filings by writing or telephoning us at our principal executive offices at the following address:
65 Front Street
Hamilton, HM 12
Bermuda
+1 441 295 1111
ABOUT THE BANK OF N.T. BUTTERFIELD & SON LIMITED
We are a full service bank and wealth manager headquartered in Hamilton, Bermuda. We operate our business through six geographic segments: Bermuda, the Cayman Islands, and Guernsey, where our principal banking operations are located; and The Bahamas, Switzerland, and the United Kingdom, where we offer specialized financial services. We offer banking services, comprised of retail and corporate banking, and wealth management, which consists of trust, private banking, and asset management. In our Bermuda and Cayman Islands segments, we offer both banking and wealth management. In our Guernsey, Bahamas, and Switzerland segments, we offer wealth management. In our United Kingdom segment, we offer residential property lending. As of December 31, 2017, we had total assets of $10.8 billion.

RISK FACTORS
Investing in our securities involves certain risks. Before you invest in any of our securities, in addition to the other information included in, or incorporated by reference into, this prospectus, you should carefully consider the risk factors contained under the caption “Risk Factors” and elsewhere in the Annual Report on Form 20-F, which is incorporated into this prospectus by reference, as updated by our annual reports for subsequent fiscal years that we file with the SEC and that are so incorporated. See “Where You Can Find More Information” for information about how to obtain a copy of these documents. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any prospectus supplement relating to specific offerings of securities.
USE OF PROCEEDS
We intend to use the net proceeds from the sale of any securities offered under this prospectus for general corporate purposes, unless otherwise specified in the applicable prospectus supplement.
CONSOLIDATED EARNINGS RATIOS
The table below provides the Bank’s consolidated ratios of earnings to fixed charges and preference share dividend requirements for the periods shown.
	For the Year Ended December 31,
	2017(1)	2016	2015	2014	2013
CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
Excluding interest on deposits	31.94	26.27	17.23	19.91	7.74
Including interest on deposits	10.65	8.09	4.39	5.06	3.16
CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERENCE SHARE DIVIDENDS
Excluding interest on deposits	N/A(1)	6.76	4.70	5.85	3.40
Including interest on deposits	N/A(1)	4.64	2.99	3.50	2.37
(1)	In December 2016, the Bank redeemed and canceled all of its issued and outstanding preference shares.
SUMMARY OF THE SECURITIES WE MAY OFFER
We may use this prospectus to offer securities in one or more offerings. The applicable prospectus supplement and pricing supplement, if any, will describe the amounts, prices and detailed terms of the securities and may describe risks associated with an investment in the securities. We will also include in the prospectus supplement and pricing supplement, if any, where applicable, information about material United States federal income tax considerations and material Bermuda tax considerations relating to the securities. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified.
This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement and pricing supplement, if any.
Common Shares
We may sell our common shares, as defined below. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares.
The authorized share capital of the Bank includes 2 billion voting ordinary shares, par value BMD $0.01 each (the “voting shares”), and 6 billion non-voting ordinary shares, par value BMD $0.01 each (the “non-voting shares” and, together with the voting shares, the “common shares”). As of December 31, 2017, there were 54,692,630 voting ordinary shares issued and outstanding and no non-voting ordinary shares issued and outstanding. All of the Bank’s issued and outstanding common shares are fully paid.

Dollar Preference Shares; Depositary Shares
We may sell our Dollar preference shares, as defined below, in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the liquidation preference of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a Dollar preference share represented by each depositary share, whether we will list the Dollar preference shares or depositary shares on a securities exchange and any other specific terms of the series of Dollar preference shares.
The authorized share capital of the Bank includes 110,200,001 preference shares, par value $0.01 each (“Dollar preference shares”), and 50 million preference shares, par value £0.01 each (the “Sterling preference shares” and, together with the Dollar preference shares, the “preference shares”). As of December 31, 2017, there were no preference shares issued and outstanding.
Debt Securities
We may sell debt securities, including senior debt securities and subordinated debt securities, which may be senior or subordinated in priority of payment. We will provide a prospectus supplement in connection with an offering of debt securities, which will describe the ranking, whether senior or subordinated, the level of seniority or subordination (as applicable), the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of any debt securities that we may issue from time to time.
Warrants
We may sell warrants to purchase our common shares, Dollar preference shares or debt securities. In a prospectus supplement, we will inform you of the exercise price and other specific terms of the warrants, including whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.
Units
We may issue units consisting of one or more purchase contracts and beneficial interests in any of our securities described in the applicable prospectus supplement, securing the holders’ obligations to purchase the common shares, Dollar preference shares or depositary shares under the purchase contracts. The applicable prospectus supplement will describe the terms of the units, including, if applicable, collateral or depositary arrangements.
PLAN OF DISTRIBUTION
We may sell securities from time to time to purchasers directly, through broker-dealers acting as agents, dealers, or underwriters or through a combination of any of those methods of sale or as otherwise described in the applicable prospectus supplement. We, as well as any agents acting on our behalf, reserve the sole right to accept or to reject in whole or in part any proposed purchase of our securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of our securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.
The distribution of the securities may be made from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to these prevailing market prices or at negotiated prices. The plan of distribution will be described in the prospectus supplement relating to any offering of securities.

VALIDITY OF SECURITIES
The validity of the securities offered hereby will be passed upon by Conyers Dill & Pearman Limited, Hamilton, Bermuda, special Bermuda legal counsel to the Bank. We are also being represented as to U.S. legal matters by Sullivan & Cromwell LLP, New York, New York.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F have been so incorporated in reliance on the report of PricewaterhouseCoopers Ltd. (“PwC”), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
In the second half of 2015, in connection with the Company’s decision to pursue a public offering in the United States, the Audit Committee undertook a substantive review of PwC’s independence with respect to the Company under applicable SEC independence rules and identified certain relationships that were inconsistent with the Regulation S-X auditor independence rules, specifically (i) a non-audit service, as described below, provided by PwC that included a contingent fee arrangement and (ii) certain individuals’ ordinary course retail banking relationships.
In January 2015, the Company entered into an arrangement (the “Arrangement”) with PricewaterhouseCoopers Human Capital Consulting Ltd. (“PwC HCC”), an affiliated entity of PwC. PwC HCC’s responsibilities under the Arrangement were to identify potential candidates for the Chief Accountant position at the Company; PwC HCC provided the Company with the resumes of two potential candidates. Thereafter, PwC HCC had no further involvement in the recruitment process. One of the candidates identified by PwC was ultimately hired by the Company for the position on April 1, 2015, following a further process conducted solely internally by Company management and the Audit Committee. PwC HCC’s fee was $39,690, subject to a contractual provision contemplating 50% of the fee paid to PwC HCC being returned should the person not remain in the position for six months and if no suitable replacement could be found by PwC HCC.
In connection with the Audit Committee’s evaluation of PwC’s independence under applicable SEC independence rules under Regulation S-X, in June 2015 the Company and PwC HCC agreed that PwC HCC would amend its engagement letter to remove the fee contingency and refund the fees it had received from the Company. As part of its review, the Audit Committee considered whether the Arrangement impaired PwC’s objectivity and integrity with respect to any “mutual interest” that PwC would have with the Company relating to the matters covered by the Arrangement (including the potential appearance thereof), as well as the amount and nature of the fee. The Audit Committee determined that, in light of the limited nature of PwC’s involvement in the hiring process and lack of visibility into the Company’s ultimate actions and decisions with respect to hiring and retention decisions, as well as the immateriality of the amount of the fee to both the Company and PwC, the Arrangement, including the contingent fee payment aspect thereof, did not impair the ability of PwC to exercise objective and impartial judgement in the audit of the Company’s financial statements. PwC also separately arrived at the same determination.
The Audit Committee also reviewed the covered person relationships requirements pursuant to Regulation S-X, which prohibit deposit relationships with certain covered persons when there is no deposit insurance (as was the case in Bermuda for the first two quarters of 2016). The review identified that the Company had provided certain basic financial services (relating to savings, checking and brokerage accounts as well as one mortgage) to certain “covered persons” at PwC. The individuals at PwC and the Company promptly took action to ensure that the covered persons arranged for alternative banking relationships, and that their respective accounts with the Company were terminated. Due to the ordinary course nature of these services, and on the basis that the relationships were terminated prior to the commencement of the 2015 financial year audit, the Audit Committee and PwC each separately determined that these prior financial relationships would not impair the ability of the covered persons to exercise objective and impartial judgement in the audit of the Company’s financial statements. The Audit Committee also noted the limited number of banking alternatives available for the covered persons in Bermuda.

The Audit Committee (assisted by legal counsel) and PwC thoroughly considered the impact that the Arrangement, including potential “mutuality of interest” considerations and the contingent fee payment, and the personal financial account relationships with certain covered persons, may have had on PwC’s independence with respect to the Company. PwC and the Audit Committee considered these matters in light of all available facts and circumstances and determined that no reasonable investor with knowledge of all relevant facts and circumstances would conclude that PwC has not been capable of exercising objective and impartial judgment in connection with the audit engagement.
In making this determination, both the Audit Committee and PwC considered, among other things, the facts and circumstances described above and the following:
•	the amount of funds involved and the fees paid to PwC HCC were de minimis;
•
potential “mutuality of interest” and appearance considerations arising from the Arrangement, which were determined not to raise concerns with PwC’s ability to exercise objective and impartial judgment, given the limited nature of PwC’s involvement in the hiring process and lack of visibility into the Company’s ultimate actions and decisions with respect to hiring and retention decisions;

•
the Audit Committee’s determination that the arrangements with PwC were permissible under the independence standards in effect for the prior audits of the Company under the International Ethics Standards Board for Accountants; and

•
upon the Company’s decision to consider a public offering in the United States, the Company and PwC took prompt corrective action upon learning of the impact of these matters under applicable SEC independence rules and the financial interests and fee structure were resolved prior to the commencement of the engagement to audit the Company’s 2015 financial statements.

We are not aware, based on our own review, of any additional non-audit services that may bear on PwC’s independence in performing audit services for us.
ENFORCEMENT OF CIVIL LIABILITIES
The Bank is incorporated under the laws of Bermuda. As a result, the rights of holders of the Bank’s common shares and preference shares will be governed by Bermuda law and the N.T. Butterfield & Son Bank Act, 1904 (as amended) and the Bank’s bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. Some of our directors and officers, and some of the named experts referred to in this registration statement, are not residents of the United States, and a majority of our assets and some or all of the assets of those persons are located outside the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. federal securities laws. However, we may be served with process in the United States with respect to actions against us arising out of or in connection with violations of U.S. federal securities laws relating to offers and sales of common shares made hereby by serving C T Corporation System, 111 Eighth Avenue, New York, New York 10011, our U.S. agent irrevocably appointed for that purpose.
It is doubtful whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions, or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

$

% Fixed to Floating Rate
Subordinated Notes Due 2030
PROSPECTUS SUPPLEMENT
Sole Book-Running Manager
Keefe, Bruyette & Woods
      A Stifel Company
Co-Manager
Barclays